Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among

THE J. M. SMUCKER COMPANY,

B&G FOODS NORTH AMERICA, INC.

and

B&G FOODS CANADA, ULC

Dated as of October 26, 2020

i

ii

Exhibits

EXHIBIT A	REPRESENTATION AND WARRANTY INSURANCE POLICY
EXHIBIT B	BILL OF SALE
EXHIBIT C	U.S. INTELLECTUAL PROPERTY Assignment AGREEMENT
EXHIBIT D	FOREIGN INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
EXHIBIT E	Transition Services Agreement
EXHIBIT F	RETAINED TECHNOLOGY LICENSE

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 26, 2020, by and among The J. M. Smucker Company, an Ohio corporation (“Seller”), B&G FOODS NORTH AMERICA, INC., a Delaware corporation (“U.S. Buyer”), and B&G FOODS CANADA, ULC, a British Columbia unlimited liability company (“Foreign Buyer”, and together with U.S. Buyer, “Buyer”).

RECITALS:

A.           Seller by itself and through its Affiliated entities is engaged in many businesses, including, specifically for purposes hereof, the business of manufacturing, marketing and selling cooking oils, shortenings, and spray products represented by the Crisco brand in the United States of America (collectively, the “U.S. Business”).

B.           Seller by itself and through its Affiliated entities is engaged in many businesses, including, specifically for purposes hereof, the business of manufacturing, marketing and selling cooking oils, shortenings, and spray products represented by the Crisco brand outside of the United States of America, including in Canada (the “Foreign Business” and together with the U.S. Business, the “Business”).

C.           U.S. Buyer desires to purchase from Seller, and Seller desires to sell to U.S. Buyer, the Purchased Assets (as defined herein) of Seller used in the operation of the U.S. Business, subject to the terms and conditions set forth herein.

D.           Foreign Buyer desires to purchase from Seller, and Seller desires to sell to Foreign Buyer, the Purchased Assets (as defined herein) of Seller used in the operation of the Foreign Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms in all of their tenses shall have the meanings assigned to them below or elsewhere in this Agreement:

“Accounting Policies” is defined in Section 4.16(a).

“Acquired Foreign Intellectual Property” is defined in Section 2.2(a).

“Acquired Intellectual Property” is defined in Section 2.2(a).

“Acquired Permits” is defined in Section 2.1(g).

“Acquired U.S. Intellectual Property” is defined in Section 2.1(d)

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

“Action” means any claim (including any counterclaim), cause of action, action, arbitration, litigation, suit, charge, audit, complaint, investigation, demand, hearing, inquiry, notice of violation, citation, dispute, mediation or other civil, or criminal or regulatory or self-regulatory proceeding (including any administrative, investigative, informal or appellate proceeding).

“Affiliate” with respect to any Person means any entity that is directly or indirectly controlling, controlled by or under common control with such Person; provided however that no Person shall be deemed an Affiliate of (i) Buyer solely as a result of being an equityholder of B&G Foods, Inc. or (ii) Seller solely as a result of being an equityholder of The J. M. Smucker Company. For purposes of this definition, “control” of a Person means the possession of power, whether direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract, ownership of voting securities or otherwise.

“Agreement” is defined in the introductory paragraph.

“Allocation Schedule” is defined in Section 3.3.

“Applicable Food Law” is defined in Section 4.11(c).

“Assumed Contracts” is defined in Section 2.1(c).

“Assumed Liabilities” is defined in Section 2.4.

“Bill of Sale” is defined in Section 6.2(f)(i).

“Business” is defined in the Recitals.

“Business Day(s)” means any day other than a Saturday, Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated to be closed.

“Business Employee” is defined in Section 4.12(a).

“Buyer” is defined in the introductory paragraph.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1 (Organization, Authority and Capacity) and Section 5.5 (Brokers).

“Buyer Indemnitees” is defined in Section 8.2.

“Buyer Manager” is defined in Section 7.5(b).

“Cash” means all cash and cash equivalents (including short-term investments) and marketable securities of the Business held by Seller or any Affiliated entity as of the Closing Date, all checks received on or prior to the Closing Date by the Business pending collection, and all bank deposits received after the Closing Date by the Business with respect to sales made prior to the Closing.

“CFIA” means the Canadian Food Investigation Agency.

“Claim” is defined in Section 8.4.

“Claim Notice” is defined in Section 8.4.

“Closing” is defined in Section 6.1.

“Closing Certificate” is defined in Section 3.1(b).

“Closing Date” is defined in Section 6.1.

“Closing Inventory” means the value of the Inventory calculated as of the Effective Time in accordance with the Accounting Policies.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations and pronouncements thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended and the regulations and pronouncements thereunder.

“Commingled Contract” shall mean any Contract pursuant to which a Person other than Seller or its Affiliates provides assets, services, rights or benefits to Seller or one or more of its Affiliates in respect of (a) the Business and (b) one or more other businesses of Seller and its Affiliates.

“Confidential Information” is defined in Section 7.5(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 10, 2020, between Seller and Buyer’s Affiliate.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Consumer Programs” is defined in Section 4.17(b).

“Contract” means any contract, lease, sublease, license, commitment, understanding, instrument, agreement, purchase and sale order, obligation, promise, undertaking or other binding arrangement of any nature (including mortgages, notes, indentures, bonds and guarantees), in each case, evidencing or creating any obligation, whether written or oral.

“Contracting Parties” is defined in Section 9.16.

“Control Event” is defined in Section 8.5(a)

“Covered Benefits” is defined in Section 7.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or virus or disease outbreaks.

“Delayed Hire Date” is defined in Section 7.3(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“DOJ” means the United States Department of Justice.

“Effective Time” means 12:01 a.m. (ET) on the Closing Date.

“Encumbrance” means any easement, mortgage, deed of trust, trust deed, right of first refusal, lien, encumbrance, charge, mortgage, adverse claim, pledge, charge, security interest or other similar right of a third party.

“Enforceability Exceptions” means as to enforceability (a) the effect of any applicable Laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environment” means soil, surface waters, groundwater, land, subsurface strata, sediments, soil gas, and ambient air.

“Environmental Law” means any Law relating to contamination, pollution or the protection of human health, safety, natural resources or the Environment, including that (a) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), or (b) concerning the Release of or exposure to, or the use, handling, generation, storage, transportation, arranging for treatment or disposal of Hazardous Materials, or (c) the presence of Hazardous Materials in products or product packaging, in each case as amended. Without limiting the foregoing, the term Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource, Conservation and Recovery Act and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, any state analogs, each as now in effect or as amended and the Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65) (Cal. Health & Safety Code §25249.5 et. seq.), as amended and the regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations and pronouncements thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Estimated Closing Inventory” is defined in Section 3.1(b).

“Estimated Purchase Price” is defined in Section 3.1(b).

“Excess Recovery” is defined in Section 8.8.

“Export, Import, and Economic Sanctions Laws” is defined in Section 4.11(k).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” is defined in Section 4.16(a).

“Food and Drug Act” is defined in Section 4.11(c).

“Food Authority” is defined Section 4.11(c).

“Foreign Business” is defined in the Recitals.

“Foreign Buyer” is defined in the introductory paragraph.

“Foreign Inventory” is defined in Section 2.2(c).

“Foreign IP Assignment” is defined in Section 6.2(f)(iii).

“Foreign Purchased Assets” is defined in Section 2.2.

“Fraud” means common law fraud under the Laws of the State of Delaware.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means collectively the Buyer Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means (a) any domestic, local, state, Federal or foreign court, commission, governmental body or agency, political subdivision, instrumentality, regulatory or administrative agency or body, authority (including self-regulatory authority), tribunal, arbitral or mediation body or similar forum, including any agency, branch, bureau, commission, department, entity, official or political subdivision thereof and (b) any entity, authority or body exercising executive, legislative, judicial, regulatory, administrative functions, or taxing authority or power, including quasi-governmental entities established to perform such functions in any jurisdiction.

“GST/HST” means goods and services tax or harmonized sales tax imposed under Part IX of the GST/HST Act.

“GST/HST Act” means the Excise Tax Act (Canada) and the schedules and regulations promulgated thereunder.

“Hazardous Material” means any (i) hazardous substance as defined by any Environmental Law, (ii) petroleum or petroleum product, oil (including vegetable, nut and other non-petroleum oils) or waste oil; (iii) asbestos, polychlorinated biphenyls, or urea formaldehyde; (iv) chemical substances in the per- and polyfluoroalkyl substances (PFAS) family including precursor compounds that can transform to create perfluorinated alkyl acids (PFAAs), organoflourines, perfluorinated compounds (PFCs), perfluorooctane sulfonate (PFOS), perfluorinated alkyl compounds, perfluorinated alkyl acids (PFAAs), perfluoroalkyl carboxylates (PFCAs), and perfluoroalkane sulfonates (PFSAs), (v) toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant, in each case that if not prohibited or regulated pose a hazard to the Environment or to human health through exposure in the Environment; and (vi) other chemical, material, or substance whose disposal, Release or threatened Release is prohibited, limited, or regulated under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations thereunder.

“HSR Approval” is defined in Section 6.2(a).

“Indebtedness” means, with respect to any Person, without duplication and whether or not due and payable (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, letters of credit, bankers’ acceptance, surety bonds or similar instruments or debt securities; (c) all obligations of such Person for the deferred or contingent purchase price of property, assets, securities or services, and all obligations for purchase price adjustments, earn-outs, release of “holdback” or similar deferred payment obligations, (d) all commitments by which such Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit, bankers’ acceptances and surety bonds, in each case, to the extent drawn); (e) all obligations of such Person as lessee under any lease or similar arrangement recorded as a capital or finance lease in the Financial Statements or required to be recorded as a capital or finance lease in accordance with GAAP; (f) all liabilities arising out of interest rate and currency swap, hedge, cap, commodity derivatives and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case, including any amounts payable to terminate such arrangements, (g) all direct or indirect guarantees, support or keep-well obligations with respect to obligations of the kind referred to in clauses (a) through (f) of this definition; (h) accrued or unpaid interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of obligations of the kind referred to in clauses (a) through (g) of this definition; and (i) all obligations of the kind referred to in clauses (a) through (h) of this definition of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on the Real Estate Subsidiaries or the property of the Business, including the Purchased Assets, whether or not Seller or any of its Affiliates have assumed or otherwise become liable for the payment of such obligations (including any obligations secured by a purchase money mortgage or other Encumbrance to secure all or any part of a purchase price).

“Indemnified Party” is defined in Section 8.4.

“Indemnifying Party” is defined in Section 8.4.

“Independent Accountant” is defined in Section 3.2(c).

“Information Technology” means hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment.

“Intellectual Property Rights” is defined in Section 2.1(d).

“Inventory” is defined in Section 2.2(c).

“Inventory Target” means Forty One Million Five Hundred Thousand Dollars ($41,500,000).

“IP Contracts” is defined in Section 4.5(a)(x).

“IRS” is defined in Section 3.3.

“JMS Sub” means JM Subsidiary LLC, an Ohio limited liability company.

“Knowledge of Seller” means the actual knowledge of Tina Floyd, Jim Nielsen, John Kilgore, Neil Morstadt, and Rebecca Scheidler, including knowledge such individuals would have after reasonable inquire of such individual’s direct reports who have primary management oversight or responsibility for the subject matter as to which the specific reference to knowledge relates.

“Law” means any federal, state, provincial, territorial, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation, directive, Order, decree or common law interpretation thereof of any Governmental Authority.

“Leased Real Property” is defined in Section 2.1(j).

“Leases” is defined in Section 4.13(b).

“Liability” means, with respect to any Person, any liability, cost, expense, claim, demand, cause of action, loss, damage, deficiency, commitment, debt, obligation or responsibility, of any kind, character or description, known or unknown, whether asserted or unasserted, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether joint or several, vested or unvested, whether choate or inchoate, whether due or to become due, and whether or not of a kind required by GAAP to be set forth on a financial statement.

“Losses” means any and all losses, Liabilities, damages, obligations, disbursements, demand, fees, penalties, charges, assessment, diminution in value, judgments, orders, settlements, deficiencies, interest, dues, awards, fines, costs and expenses of any kind or nature, including, without limitation, reasonable legal, accounting, and other professional fees and expenses or other costs and expenses incurred in the investigation, collection, prosecution or defense of all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises that may be imposed on or otherwise incurred or suffered, in each case, whether or not covered by insurance or a third party, whether such matters arise out of contract, tort, violation of Law or any other theory and whether such matters are brought or initiated by a Person or a Governmental Authority; provided, however, all Losses relating to any claims for indemnification shall specifically exclude punitive, special, or exemplary losses, except that this proviso shall not apply to any losses for which the indemnified party is liable to a third party.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to without the knowledge and authorization of Seller, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Material Adverse Effect” means any change, event, circumstance, occurrence, development or effect that, individually or in the aggregate (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, properties, results of operations, or condition (financial or otherwise) of the Business, taken as a whole (including the Purchased Assets and the Assumed Liabilities), or (ii) prevents or materially delays or materially impairs the ability of Seller to carry out its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; provided, that, solely for purposes of clause (i), none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) Seller’s or any of its Affiliates’ compliance with the terms and conditions of this Agreement or any action taken or not taken at the express written direction of or with the written consent of Buyer or as expressly required or expressly permitted by this Agreement; (b) the failure in and of itself of the Business to meet projections, forecasts, estimates, milestones or budgets (for the avoidance of doubt, any underlying facts or circumstances giving rise to any such failure shall not be excluded by this clause (b)); (c) changes or effects in the general economic or political conditions or the securities, banking, currency, capital, syndicated loan, credit, or financial markets, including changes in interest or exchange rates; (d) political, legal, tax or regulatory changes that generally affect the industry, industry sectors or markets in which the Business operates, including changes in interest or exchange rates; (e) changes or prospective changes in Laws or GAAP (or other analogous accounting standards), including with respect to the enforcement or interpretation thereof or Governmental Authorities’ positions with respect thereto, in each case, arising after the date hereof; (f) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, military action, or acts of terrorism, earthquakes, hurricanes or other natural disasters, epidemics, pandemics, or disease outbreaks (including COVID-19) or orders or guidance of any Governmental Authority relating thereto, civil unrest or protests, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis and whether or not occurring or commenced before or after the date of this Agreement; (g) losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, or others having relationships with the Business, in each case resulting directly from the public announcement of the fact that Buyer is acquiring the Business by way of this Agreement and the transactions contemplated hereby; or (h) the failure to take any action that this Agreement requires the consent of Buyer to take and which Buyer did not grant its consent with respect thereto; except, in the case of the foregoing clauses (c) through (f), to the extent that any such change, event, circumstance, occurrence, development or effect has a materially disproportionate effect on the Business relative to other businesses in the industry, industry sectors or markets in which the Business operates.

“Material Contracts” is defined in Section 4.5(a).

“Material Customers” is defined in Section 4.17(a).

“Material Suppliers” is defined in Section 4.17(a).

“New Contract” is defined in Section 7.10.

“Nonparty Affiliates” is defined in Section 9.16.

“Notice of Objections” is defined in Section 3.2(b).

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, decision, assessment or arbitration or other award or requirement of, or adopted, promulgated, or applied by, an arbitrator or other Governmental Authority.

“Other Contracts” is defined in Section 2.1(c).

“Outside Date” is defined in Section 7.1(f)(iv).

“Owned Real Property” means all of the Real Estate Subsidiaries’ right, title and interest in and to the real property described on Schedule 4.13(a)(i), and the buildings, structures, improvements, and fixtures located thereon, all easements and rights of way pertaining thereto or accruing to the benefit thereof, and all other appurtenances pertaining thereto.

“Pension Plans” means (i) The J. M. Smucker Company Employee’s Retirement Plan and (ii) The J. M. Smucker Multifoods Pension Equity Plan, each as amended.

“Permits” means all licenses, permits, franchises and authorizations, approvals, certificates of authority, qualifications, registrations, and similar rights or approvals issued or granted by a Governmental Authority.

“Permitted Encumbrance” means (a) statutory mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for sums not yet delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets and which are not resulting from a breach, default or violation by Seller or an Affiliate of Seller of any Contract or Law; (b) Encumbrances arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business and under which Seller is not in default; (c) Encumbrances for current Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves with respect thereto are maintained in the Financial Statements; (d) imperfections of title or Encumbrances of record, if any, that (i) are not, individually or in the aggregate, material to the Business, (ii) do not, individually or in the aggregate, materially detract from the value of or materially impair the continued use, ownership and operation of any asset to which they relate in the conduct of the Business as presently conducted and (iii) do not render the Purchased Assets unmarketable; (e) Encumbrances for statutory landlord’s liens under leases included in the Assumed Contracts; (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of the Real Property and do not materially detract from the value or materially interfere with the operation of the Business or the use or enjoyment of the Purchased Assets; and (g): (i) zoning, building and other similar restrictions imposed by applicable Laws, which are not violated by the current use and operation of the assets to which they relate and do not materially interfere with the operation of the Business or the use or enjoyment of the Purchased Assets; (ii) Encumbrances that have been placed by any developer or landlord on property over which Seller has easement rights or, on the Real Property, under any lease or subordination or similar agreements relating thereto so long as such Encumbrances are not the result of a breach or default of Seller or its Affiliates; and (iii) unrecorded easements, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially detracts from the value of or materially impairs the continued use and operation of such Real Property or render the Real Property unmarketable.

“Person” means an individual, partnership, corporation, limited liability company, cooperation, association, trust, joint venture, unincorporated organization or other form of entity, and any Governmental Authority.

“Personal Information” is defined in Section 4.9(a).

“Post-Closing Adjustment” is defined in Section 3.2(a).

“Pre-Closing Period” is defined in Section 7.1(a).

“Preliminary Adjustment Statement” is defined in Section 3.2(a).

“Privacy and Security Laws” is defined in Section 4.9(a).

“PST” means provincial sales or retail sales tax payable pursuant to the Provincial Sales Tax Act (British Columbia), The Provincial Sales Tax Act (Saskatchewan), The Retail Sales Tax Act (Manitoba), and the schedules and regulations promulgated thereunder.

“Purchase Price” is defined in Section 3.1(a).

“Purchased Assets” is defined in Section 2.2.

“QST” means Québec sales tax imposed under the QST Act.

“QST Act” means An Act respecting the Québec Sales Tax (Québec) and the schedules and regulations promulgated thereunder.

“R&W Proceeding” is defined in Section 8.5(a).

“Real Estate Subsidiaries” means JMS Sub and SSDC Sub.

“Real Estate Subsidiary Units” is defined in Section 2.1(i)

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recall” is defined in Section 4.15(a).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment (including ambient air, surface water, groundwater, land, surface or subsurface strata) or within any building, structure, or facility.

“Released Parties” is defined in Section 9.17.

“Releasing Parties” is defined in Section 9.17.

“Representation and Warranty Insurance Policy” means that certain Buyer’s representations and warranties policy of insurance to be issued by the Representation and Warranty Insurance Policy provider (the “R&W Carrier”) and paid for in full by Buyer, in the form attached hereto as Exhibit A.

“Representatives” means with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, managers, employees, agents, consultants, advisors, auditors or other representative of such Person, including any legal counsel, accountants and financial advisors.

“Retained Assets” is defined in Section 2.3.

“Retained Liabilities” is defined in Section 2.5.

“Retained Liability Proceeding” is defined in Section 8.5(a).

“Seller” is defined in the introductory paragraph.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization, Authority and Capacity), Section 4.3(a) (Title), Section 4.3(b) (Sufficiency), Section 4.3(d) (Ownership of Real Estate Subsidiary Units), and Section 4.20 (Brokers).

“Seller Indemnitees” is defined in Section 8.3.

“Seller Plans” is defined in Section 4.7(a).

“SKUs” means stock keeping units.

“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“SOWC Sub” means Southwestern Ohio Water Company, an Ohio corporation.

“Spare Parts” means any spare parts relating to the machinery and equipment exclusively used in connection with the Business.

“SSDC Sub” means SSD Subsidiary LLC, an Ohio limited liability company.

“Statement of Net Assets Date” is defined in Section 4.16(a).

“Tangible Personal Property” is defined in Section 2.1(a).

“Tax” or “Taxes” means (a) any federal, provincial, territorial, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, GST/HST, QST, PST or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, and (b) all installments, payments, assessments, levies, fines, interest, penalties, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), whether disputed or not and including any obligations to succeed to the Tax liability of any other Person by operation of Law.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return, declaration of estimated Tax and any amendment thereof.

“Title Company” is defined in Section 7.1(d).

“Title Company Documents” is defined in Section 7.1(d).

“Trade Programs” is defined in Section 4.17(b).

“Trademarks” is defined in Section 2.1(d).

“Transaction Documents” means the Transition Services Agreement, the US IP Assignment, the Foreign IP Assignment, the Bill of Sale, the Retained Technology License and the Title Company Documents.

“Transfer Tax Returns” is defined in Section 7.12.

“Transfer Taxes” is defined in Section 7.12.

“Transition Services Agreement” is defined in Section 6.2(f)(iv).

“Treasury Regulations” means the regulations prescribed under the Code.

“U.S. Business” is defined in the Recitals.

“U.S. Buyer” is defined in the introductory paragraph.

“U.S. IP Assignment” is defined in Section 6.2(f)(ii).

“U.S. Inventory” is defined in Section 2.1(b).

“U.S. Purchased Assets” is defined in Section 2.1.

“Union Contract” means that certain Working Agreement between Employees’ Representation Association and Seller, effective May 1, 2020.

“USDA” means the United States Department of Agriculture.

“WARN Act” is defined in Section 7.3(e).

ARTICLE II
SALE AND PURCHASE OF ASSETS

Section 2.1              Purchased U.S. Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its applicable Affiliates to, sell, convey, transfer, deliver and assign to U.S. Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and U.S. Buyer shall purchase, all of Seller’s and its Affiliates’ right, title and interest in and to the following assets, properties and rights (in each case, free and clear of all Encumbrances other than Permitted Encumbrances), to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “U.S. Purchased Assets”), but specifically excluding all Retained Assets:

(a)            Tangible Personal Property; Spare Parts. All machinery, equipment, Spare Parts, tools, molds, furniture, fixtures and other items of tangible personal property (i) exclusively used, or held for exclusive use, by Seller or any of its Affiliates in connection with the Business or (ii) located at the Real Property, including those items listed on Schedule 2.1(a) (collectively, the “Tangible Personal Property”);

(b)            U.S. Inventory. All inventory of raw materials, work-in-process and finished goods, supplies, shipping containers, labels, packaging materials and other inventory used by Seller and its Affiliates exclusively in the Business, including, for the avoidance of doubt, any of the foregoing that is located at the Real Property (or in transit to or from the Real Property) or at any of the locations set forth on Schedule 2.1(b) (or in transit to or from any of the locations set forth on Schedule 2.1(b)), in each case located in and used exclusively in the United States of America (collectively, the “U.S. Inventory”);

(c)            Contracts. All rights under the Contracts listed or described on Schedule 2.1(c) (including, without limitation, the Union Contract and the Leases), and all other written Contracts that relate exclusively to the Business (including with respect to purchase and sales orders), including those entered into after the date hereof and prior to the Closing Date (the “Other Contracts”); provided that such Other Contracts have been entered into in the ordinary course of business and are consistent in nature and in scope with past practices of the Business (collectively, the “Assumed Contracts”);

(d)            U.S. Intellectual Property. All trademarks, service marks, trade names and brand names, brand identifiers, trade dress, social media usernames and other indicia of origin (collectively, “Trademarks”); patents, continuations, divisionals, continuations-in-part, renewals, reexaminations, extensions reissues, and counterparts claiming priority therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; copyrights, including all works of authorship, whether or not copyrightable, and rights under any registrations or applications for any of the foregoing, trade secrets, recipes, know-how, processes, technology, discoveries, designs, formulae and procedures; Internet domain names, social media accounts, together with related user accounts and web pages for any of the foregoing; and all other intellectual property rights, interests, and protections that are required for the exercise of, any of the foregoing, including all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing, including the right to receive all proceeds therefrom (including license fees, royalties, income, payments, claims, damages and proceeds of a suit in any country) (collectively, the “Intellectual Property Rights”) owned by Seller or any of its Affiliates and exclusively related to the Business, including those that are listed on Schedule 2.1(d), together with any and all goodwill associated with any of the foregoing, in each case only existing in the United States of America and under the Laws of the United States of America (the “Acquired U.S. Intellectual Property”) and the Seller and its Affiliates each and all hereby at the time of Closing assign all rights, title and interest in and to the Acquired U.S. Intellectual Property to U.S. Buyer, as set out in Exhibit C;

(e)            Customer and Supplier Records. Customer and supplier lists, customer and supplier files and records, including correspondence, customer and Business purchasing histories, distribution lists, sales, training and promotional literature, marketing materials, displays and manuals, catalogs, innovation plans, advertising materials and market research data of Seller or any of its Affiliates used exclusively in, or relating exclusively to, the Business;

(f)             Business Books and Records. Originals, or where not available, copies, of all books, records, files and papers, whether in hard copy or electronic format, relating to each of the Real Estate Subsidiaries and otherwise relating exclusively to the Business, the Business Employees or the Purchased Assets, including books of account, ledgers and general records pertaining to production, engineering, purchasing and sales, payroll, personnel records, financial, accounting and similar items, machinery and equipment maintenance files, quality control records and procedures, environmental documents and research and development files, in each case (other than with respect to the records of the Real Estate Subsidiaries) only pertaining to products actively sold by the Business on the Closing Date, the Real Property, and any other real property currently or formerly owned, leased or operated in connection with the Business, and products sold or discontinued by the Business within the five (5) years prior to the Closing Date;

(g)            Permits. To the extent transferable, Permits relating exclusively to the ownership or operation of the Business or the Purchased Assets (including the Real Property) (the “Acquired Permits”);

(h)            Deposits. The prepaid expenses, credits, advance payments, prepaid deposits and security deposits relating exclusively to, or that arise exclusively out of, the operation or conduct of the Business or the Purchased Assets;

(i)             Real Estate Subsidiary Units. All of the issued and outstanding units of membership interests (the “Real Estate Subsidiary Units”) of the Real Estate Subsidiaries;

(j)             Leased Real Property. Seller’s or any of its Affiliates’ rights as lessee(s) under the leases for those properties used by Seller or any of its Affiliates exclusively in connection with the Business or the Purchased Assets and set forth on Schedule 2.1(j) (collectively, the “Leased Real Property”);

(k)            Claims. All rights, claims and causes of action (including rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against third parties) of Seller or any of its Affiliates to the extent exclusively arising out of, relating to or in respect of any of the Purchased Assets or Assumed Liabilities, along with any and all recoveries by settlement, judgment or otherwise in connection with same, other than any claims arising under insurance policies of Seller or any of its Affiliates to the extent they relate to occurrences arising out of or resulting from the operation or conduct of the Business prior to the Closing;

(l)             Warranties. To the extent assignable, all of Seller’s or any of its Affiliates’ rights in, to and under third party warranties, guarantees, indemnitees, and similar rights extended by suppliers, vendors, contractors, manufacturers, licensors or other Persons to the extent exclusively related to any of the Purchased Assets or Assumed Liabilities;

(m)           Artwork. Copies of all digital files for the current packaging artwork, and artwork for advertising and promotional materials, including but not limited to social media accounts and web sites, used on or to promote the products of the Business, and all artwork, film, film separations, and printing plates, in each case, exclusively related to the products of the Business and readily available in Seller’s possession;

(n)            Southwestern Ohio Water Company Shares. 20 shares of Class A common stock and 74 shares of Class B common stock (the “SOWC Equity”) in SOWC Sub;

(o)            U.S. Goodwill. All goodwill associated with the U.S. Purchased Assets and the Business conducted in the United States of America; and

(p)            Other U.S. Assets. All other current assets of the Seller or its Affiliates that are used or held for use exclusively in the operation or conduct of the Business in the United States of America, other than current assets that are Retained Assets.

Section 2.2             Purchased Foreign Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its applicable Affiliates to, sell, convey, transfer, deliver and assign to Foreign Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and Foreign Buyer shall purchase, all of Seller’s and its Affiliates’ right, title and interest in and to the following assets, properties and rights (in each case, free and clear of all Encumbrances other than Permitted Encumbrances), to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Foreign Purchased Assets”, and together with the U.S. Purchased Assets, the “Purchased Assets”), but specifically excluding all Retained Assets:

(a)            Foreign Intellectual Property. All Intellectual Property Rights owned by Seller or any of its Affiliates and exclusively related to the Business, including those that are listed on Schedule 2.2(a), in each case only existing outside the United States of America and under Laws separate from the United States of America (the “Acquired Foreign Intellectual Property”, and together with the Acquired U.S. Intellectual Property, the “Acquired Intellectual Property”) and the Seller and its Affiliates each and all hereby at the time of Closing: (i) assign all rights, title and interest in and to the Acquired Foreign Intellectual Property to Foreign Buyer, as set out in Exhibit D and (ii) waive all moral rights therein;

(b)            Foreign Goodwill. All goodwill associated with the Acquired Foreign Intellectual Property and the Business conducted outside of the United States of America;

(c)            Foreign Inventory. All inventory of raw materials, work-in-process and finished goods, supplies, shipping containers, labels, packaging materials and other inventory used by Seller or any of its Affiliates exclusively in the Business, including, for the avoidance of doubt, any of the foregoing that is located at any of the locations set forth on Schedule 2.2(c) (or in transit to or from any of the locations set forth on Schedule 2.2(c)), in each case located and used exclusively outside the United States of America (collectively, the “Foreign Inventory”, and together with the U.S. Inventory, the “Inventory”); and

(d)            Other Foreign Assets. All other current assets of the Seller or its Affiliates that are used or held for use exclusively in the operation or conduct of the Business held outside of the United States of America, other than current assets that are Retained Assets.

Section 2.3              Retained Assets. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall retain and Buyer shall not purchase any assets, properties or rights of Seller or any of its Affiliates, including those assets, properties and rights relating to the other businesses of Seller and its Affiliates, whether tangible or intangible, other than those specifically identified as Purchased Assets in Sections 2.1 and 2.2 above. All assets not included in the Purchased Assets shall be referred to collectively as the “Retained Assets” which shall include, without limitation, the following:

(a)            Cash. All Cash, including the consideration payable by Buyer to Seller under this Agreement;

(b)            Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments of Seller or its Affiliates relating to the Business prior to the Closing Date;

(c)            Taxes. All income and other Tax credits and all Tax refunds or claims for refunds relating to the Business (other than with respect to SOWC Sub) with respect to Tax periods (or portions thereof) ending on or before the Closing Date;

(d)            Agreement Rights. All rights of Seller under this Agreement, the Transaction Documents, all other agreements and instruments delivered to Seller by Buyer pursuant to this Agreement and to all Contracts not included in the Assumed Contracts;

(e)            Books and Records. Except to the extent exclusively related to the Real Estate Subsidiaries, all Tax Returns, Tax records, corporate and other organizational documents, minute books, stock books, records relating to employee plans and all books, records, files and papers, whether in hard copy or electronic format that, in each case, Seller or any of its Affiliates shall be required to retain pursuant to any Law or Contract (other than the Assumed Contracts) or that contain information relating to any business or activity of Seller or any of its Affiliates other than those exclusively relating to the Business, including, for the avoidance of doubt, books and records relating to products discontinued by the Business prior to the date that is five (5) years prior to the Closing Date;

(f)             Insurance. Insurance policies carried by or covering Seller or any of its Affiliates and any credits or other amounts due or to become due on account of or with respect to such policies;

(g)            Employee Benefit Plans. All rights and interests in and under the Seller Plans (determined without regard to materiality) and the employee benefit plans, programs, Contracts and arrangements of any of Seller’s Affiliates, and related assets, instruments and records;

(h)            Claims. All claims, causes of action, choses in action, rights of recovery and rights of set off of any kind against any Person to the extent arising out of or relating to the Retained Assets or the Retained Liabilities, or arising under any insurance policies of Seller or any of its Affiliates;

(i)            Warranties. All rights in, to and under third party warranties, guarantees, and indemnitees and similar rights extended by suppliers, vendors, contractors, manufacturers and licensors that relate to any of the Retained Assets or Retained Liabilities;

(j)             Distribution Centers. All distribution centers (other than those distribution centers located within the Owned Real Property or included in the Leased Real Property) owned, leased, operated or used by Seller or any of its Affiliates (other than the Real Estate Subsidiaries), whether or not such distribution centers were or are used in the operation of the Business;

(k)            Domain Names. All Internet domain names and related intellectual property not exclusively related to the Business;

(l)             Orrville Facility. All Tangible Personal Property used in connection with the Business located at One Strawberry Lane, Orrville, Ohio or any other facility or office owned or leased by Seller or any of its Affiliates other than, for the avoidance of doubt, the Owned Real Property and the Leased Real Property; and

(m)            UPC Codes. All Universal Product Codes or Global Trade Item Numbers associated with the finished goods inventory used, or held for use, by Seller or any of its Affiliates in connection with the Retained Assets or otherwise, including those under UPC prefix number 51500.

Section 2.4             Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall, and hereby agrees to, assume on the Closing and pay, perform and discharge when due only the following Liabilities of Seller or of its Affiliates (collectively, the “Assumed Liabilities”):

(a)            Assumed Contracts and Acquired Permits. All Liabilities under the Assumed Contracts and the Acquired Permits to the extent such Liabilities relate to the period from and after the Closing Date, but excluding any Liabilities arising out of or relating to any breach or default or violation by Seller or any of its Affiliates of any such Assumed Contracts or Acquired Permits;

(b)            Product Warranty Obligations. All product warranty, product return, labeling, and third party bodily injury and/or property damage Liabilities received more than ninety (90) days after the Closing Date and exclusively relating to or arising out of any Inventory and/or products manufactured or sold by the Business (whether manufactured or sold before, on or after the Closing Date) and whether arising under warranty, contract, equity, tort, strict liability, product liability, statute, or otherwise, in each case, except to the extent such Liabilities arise from the failure of such Inventory or products to meet the applicable specifications at the time of manufacture or sale;

(c)            Real Property. All Liabilities arising from or relating to the Real Property and the buildings, facility and Tangible Personal Property located thereon, including Liabilities under any Environmental Law (and compliance therewith, or relating to any on-site handling or storage of Hazardous Material or on-site waste disposal) at any time before, on, or after the Closing; and

(d)            Promotions. All Liabilities with respect to trade promotions, coupons, price promotions, slotting arrangements, and other consumer promotions (i) set forth on Schedule 2.4(d) or (ii) planned or committed to by Seller on or after the date of this Agreement in accordance with the terms of this Agreement, in the case of each of clauses (i) and (ii) to the extent such trade promotions, coupons, price promotions, slotting arrangement, and other consumer promotions are in respect of the Purchased Assets or the operation or conduct of the Business from and after the Closing.

Section 2.5             Retained Liabilities. Notwithstanding anything else in this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume and shall not be liable for any Liabilities of Seller or any of its Affiliates (collectively, the “Retained Liabilities”), each of which will be retained and paid, performed and discharged when due by Seller or its Affiliates (other than the Real Estate Subsidiaries), including the following Retained Liabilities:

(a)            Indebtedness. All Liabilities relating to any Indebtedness, including any line of credit, notes payable, mortgages, term loans, cash overdrafts, outstanding checks, controlled disbursement accounts, capitalized leases (except those included in the Assumed Contracts), revolver borrowings, letters of credit and loans or payables from or to Seller or any of its Affiliates (including the Real Estate Subsidiaries), and any interest related to any of the foregoing;

(b)            Taxes. All Taxes imposed upon Seller, any of its Affiliates (including the Real Estate Subsidiaries), the Purchased Assets or the Business, except to the extent (i) allocated to Buyer pursuant to this Agreement or (ii) attributable to the ownership of the Purchased Assets or Real Estate Subsidiaries or the operation of the Business after the Closing Date;

(c)            Accounts Payable. All accounts payable arising out of the operation of the Business prior to the Closing;

(d)            Retained Assets. All Liabilities to the extent relating to or arising out of the Retained Assets;

(e)            Seller Plans. All Liabilities of Seller under any Seller Plan (determined without regard to materiality) and the employee benefit plans, programs, Contracts and arrangements of any of Seller’s Affiliates, including for the avoidance of doubt, the Pension Plans and any other pension obligations and any underfunding relating thereto;

(f)             Agreement. All Liabilities of Seller or any of its Affiliates to Buyer under this Agreement, the Transaction Documents or the other agreements with Buyer executed in connection herewith;

(g)            Employee Obligations. All Liabilities of Seller or any of its Affiliates with respect to the employment, termination of employment, compensation or benefits (including but not limited to any Liabilities or obligations under the Seller Plans) owed to any current or former employees, officers or independent contractors of Seller or any of its Affiliates, including the Business Employees, that arise out of or relate to the employment or service provider relationship between Seller or its Affiliates and any such employee, officer or independent contractor or the termination of such relationship;

(h)            Environmental. All Liabilities under Environmental Law or related to Hazardous Materials other than those assumed pursuant to Subsection 2.4(c) hereof, including all Liabilities arising from or related to the Release of Hazardous Materials at, on or under any real property other than the Real Property and all Liabilities arising from or related to the off-site transportation, treatment, storage, recycling or disposal of Hazardous Materials in connection with the Business;

(i)             Products. All Liabilities relating to or arising out of any products manufactured or sold on or prior to the Closing, including Liabilities for any personal injury claims, warranty obligations, product recalls or withdrawal, regardless of legal theory asserted, but excluding any Liabilities that are Assumed Liabilities under Section 2.4(b);

(j)             Promotions. All Liabilities with respect to trade promotions, coupons, price promotions, slotting arrangement, or other consumer promotions with respect to products of the Business sold prior to the Closing;

(k)            Real Estate Subsidiary Liabilities. All Liabilities (other than the Assumed Liabilities) of each Real Estate Subsidiary; and

(l)             Seller’s Transaction Expenses. Any expenses, costs and fees borne by Seller or its Affiliates in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

ARTICLE III
CONSIDERATION

Section 3.1             Purchase Price.

(a)            In consideration of the purchase by Buyer of the Purchased Assets, Buyer shall, in addition to Buyer’s assumption of the Assumed Liabilities, pay to Seller an aggregate amount (the “Purchase Price”) equal to (i) Five Hundred Fifty Million Dollars ($550,000,000) and (ii) plus the amount, if any, by which the Closing Inventory exceeds the Inventory Target, or minus the amount, if any, by which the Closing Inventory is less than the Inventory Target.

(b)            On the fifth (5th) Business Day before the anticipated Closing Date, Seller shall estimate in good faith the amount of the Closing Inventory and deliver to Buyer a certificate (the “Closing Certificate”) setting forth such estimates and the calculation of the Estimated Purchase Price. The Closing Certificate shall be consistent with, and be prepared using, the Accounting Policies and shall include reasonable supporting detail as to each of the calculations contained therein. Prior to the Closing Date, and without limitation of the provisions of Section 7.4, at Buyer’s reasonable request, Seller shall provide Buyer and its Representatives any information reasonably requested and shall provide them access at all reasonable times to the personnel, properties, books and records, in each case only during normal business hours, relating exclusively to the Business, in each case for the purpose of reviewing the Closing Certificate. Buyer and Seller shall reasonably cooperate and act in good faith to resolve any disputes they may have in respect of the Estimated Purchase Price and the Closing Certificate; provided that in the event Buyer and Seller are unable to resolve any such dispute prior to Closing, for purposes of paying the Estimated Purchase Price at Closing, the Closing Certificate delivered by the Seller shall govern. As used herein, “Estimated Closing Inventory” means the estimate of the Closing Inventory set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 3.1(a), assuming for purposes of such calculation at the Closing that the Closing Inventory is equal to the Estimated Closing Inventory. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller in writing prior to the Closing.

Section 3.2             Post-Closing Adjustment to the Purchase Price.

(a)            Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer a certificate (the “Preliminary Adjustment Statement”) setting forth Seller’s calculation of the Closing Inventory and the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Post-Closing Adjustment”). The Preliminary Adjustment Statement shall be consistent with, and be prepared using, the Accounting Policies and shall include reasonable supporting detail as to each of the calculations contained therein. Buyer shall reasonably cooperate with Seller and its Representatives in Seller’s preparation of the Preliminary Adjustment Statement and the Post-Closing Adjustment and, without limiting the generality of the foregoing, shall provide Seller with reasonable access to the books and records and necessary personnel of the Business to be made available during normal business hours to Seller and its Representatives in such preparation.

(b)            During the fifteen (15) days immediately following Buyer’s receipt of the Preliminary Adjustment Statement, Seller shall provide Buyer with reasonable access to all books and records and all financial information relevant to the preparation of the Preliminary Adjustment Statement and the calculation of the Post-Closing Adjustment that are under control of or in the possession of Seller (or its Representatives and advisors), including Seller’s working papers relating to same. If Buyer does not deliver to Seller a written notice objecting to the Preliminary Adjustment Statement and the Post-Closing Adjustment (a “Notice of Objections”), within fifteen (15) days after receipt of same, then the Preliminary Adjustment Statement and the Post-Closing Adjustment as calculated by Seller (including the Closing Inventory set forth therein) shall be deemed final and binding upon the parties.

(c)            If Buyer timely delivers a Notice of Objections to Seller, then the parties shall meet and exchange information in a good faith attempt to agree upon the calculation of the Purchase Price and the Post-Closing Adjustment. If Seller and Buyer have not come to an agreement within thirty (30) days following the delivery of the Notice of Objections, the parties will engage and submit such calculations to final and binding arbitration by PricewaterhouseCoopers or if such firm is unable or unwilling to act, such other nationally recognized, independent public accounting firm mutually agreed upon by Seller and Buyer in writing (the “Independent Accountant”), which determination of the Purchase Price and the Post-Closing Adjustment shall be conclusive for all purposes and binding upon the parties and upon which a judgment may be rendered by a court having proper jurisdiction over the party against which such determination is to be enforced. Buyer and Seller shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountant in accordance with this Section 3.2. The Independent Accountant shall: (i) render its decision in writing based on and consistent with and using the Accounting Policies, and (ii) rule only upon the objections raised in the Notice of Objections which shall not have been resolved by the parties prior to such submission and adopt a position that is either equal to Seller’s proposed position, equal to Buyer’s proposed position or between the positions proposed by Seller and Buyer, and accepting all other aspects of the calculations which are not in dispute. Seller and Buyer shall request that the Independent Accountant deliver its written decision setting forth such calculation and the basis therefor as promptly as practicable and in any event within thirty (30) days following its retention, solely in accordance with the terms and provisions of this Agreement. The costs, fees and expenses of the Independent Accountant pursuant to this Section 3.2 (including any retainer and reasonable attorney fees) shall be apportioned between Seller and Buyer based upon inverse proportion of the disputed amounts resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such costs, fees and expenses) as determined by the Independent Accountant and set forth in the written decision of the Independent Accountant; provided, that, initially, any retainer charged by the Independent Accountant shall be borne equally by Seller and Buyer. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Seller’s accountants shall be borne by Seller and the fees and disbursements of Buyer’s accountants shall be borne by Buyer.

(d)            If the Purchase Price (as finally determined pursuant to Section 3.2) is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. If the Purchase Price (as finally determined pursuant to Section 3.2) is greater than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. All payments by Seller or Buyer under this Section 3.2(d) shall be made within five (5) Business Days of the final determination of the Purchase Price and the Post-Closing Adjustment pursuant to Section 3.2 by wire transfer of immediately available funds. For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article VIII, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.

Section 3.3             Allocation of Purchase Price. The Purchase Price and Assumed Liabilities shall be separately allocated for Tax purposes among the Foreign Purchased Assets and the U.S. Purchased Assets as of the Effective Time. Buyer shall prepare and deliver to Seller for review an allocation schedule setting forth Buyer’s determination of such allocation (the “Allocation Schedule”) within sixty (60) days after the Purchase Price is finally determined pursuant to Section 3.2, which Allocation Schedule, to the extent it related to the U.S. Purchased Assets, shall be in accordance with Section 1060 of the Code. Within thirty (30) days after receipt of such Allocation Schedule, Seller will notify Buyer in writing of any changes it proposes to the Allocation Schedule. Buyer and Seller will endeavor in good faith to resolve any differences between them with respect to the Allocation Schedule within thirty (30) days after Buyer’s receipt of written notice given by Seller pursuant to the preceding sentence and, if they are able to do so, the Allocation Schedule shall become final; provided, however, that in the event there are any adjustments to the Purchase Price pursuant to this Agreement, Buyer and Seller shall agree upon a revision to the Allocation Schedule that reflects the proportionate change amongst those classes of assets (or assets that correspond to the Assumed Liabilities), including goodwill, that caused the adjustment to the Purchase Price. If Buyer and Seller are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days, then within ten (10) days of the election of either the Seller or Buyer, such dispute shall be resolved by the Independent Accountant in accordance with Section 3.2. Buyer and Seller agree to file Internal Revenue Service (“IRS”) Form(s) 8594 and all Tax Returns in accordance with the Allocation Schedule, as adjusted pursuant to the preceding sentence, and neither of them shall thereafter take a Tax position on any Tax Return or otherwise that is inconsistent with such allocation unless required to do so pursuant to an audit or other inquiry or examination by the IRS or other Governmental Authority. Should a disagreement arise with the IRS or other Governmental Authority with respect to the agreed-upon allocation among the Purchased Assets, any party may negotiate a change to such allocation that is inconsistent with the Allocation Schedule if necessary to settle an examination dispute with the IRS or other Governmental Authority, which shall be deemed to be done for settlement purposes only, so as to not impact the other party’s Tax Return positions.

Section 3.4             Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid; provided, however, that prior to any such withholding the withholding party will provide reasonable advance written notice to the party in which payment is being withheld from and all parties hereto will use commercially reasonable efforts to limit any required withholding obligation.

Section 3.5             Retained Technology License. At the Closing, Seller will execute and deliver an irrevocable, worldwide, royalty-free, non-exclusive license agreement (in the form attached hereto as Exhibit F) to Buyer with respect to any trade secrets owned or controlled by Seller or any Affiliate that are actually used in connection with and reasonably necessary for the operation or conduct of the Business on the Closing Date and that are not included in the Acquired Intellectual Property (the “Retained Technology License”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as follows:

Section 4.1             Organization, Authority and Capacity. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and each of its Affiliates that is or becomes a party to a Transaction Document is a corporation or company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of JMS Sub and SSDC Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller and each of its Affiliates that is or becomes a party to a Transaction Document has the requisite corporate or company power and authority to carry on the Business as presently conducted. Seller and each of its Affiliates that is or becomes a party to a Transaction Document is duly qualified to do business, and is in good standing, in each jurisdiction where the nature of the Business or the ownership of the Purchased Assets makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller and each of its Affiliates that is or becomes a party to a Transaction Document has (or at the time of the execution of any Transaction Document will have) full corporate or company power, authority and legal capacity to execute, deliver and perform this Agreement and the Transaction Documents to which such Person is or becomes a party in accordance with its terms, and such execution, delivery and performance has been duly and validly authorized and approved (or at the time of the execution of any Transaction Document will have been duly and validly authorized and approved) by all requisite corporate or company action of such Person. This Agreement has been, and each of the Transaction Documents to which such Person is or becomes a party will be, duly executed and delivered by Seller or such Affiliate of Seller and is, or with respect to each Transaction Document to which such Person is or becomes a party, will be, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2             No Consents or Conflicts. Except as set forth on Schedule 4.2, no Consent of, filing or registration with, or notice to any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, the Transaction Documents or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or its applicable Affiliates in connection herewith or therewith, other than compliance with and filings under the HSR Act. Except as set forth on Schedule 4.2, neither the execution or delivery, nor the performance of this Agreement, the Transaction Documents or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or its applicable Affiliates in connection herewith or therewith conflicts with, contravenes, violates or results in any breach of, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or gives rise to any right of acceleration, termination, modification or cancellation, or requires the consent of or a notice to any party, or results in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets under: (i) any Law applicable to Seller, its applicable Affiliates, the Business or the Purchased Assets, (ii) any Assumed Contract (including any Material Contract whether an Assumed Contract or otherwise or other Contract pursuant to which any of the Purchased Assets is bound), Permit or Acquired Permit or (iii) any provision of the Articles of Incorporation, Bylaws, Code of Regulations or other governing documents of Seller or its applicable Affiliates (including the Real Estate Subsidiaries).

Section 4.3             Title and Sufficiency of Purchased Assets.

(a)            Except as set forth on Schedule 4.3(a), Seller or an applicable Affiliate of Seller has good, valid and marketable title to, or a valid and enforceable leasehold interest in, the Purchased Assets (other than the Acquired Intellectual Property, which is provided for under Section 4.8(b) hereof), including the Tangible Personal Property, Inventory and leasehold improvements included in the Purchased Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)            Except as set forth in Schedule 4.3(b), the Purchased Assets, along with the assets and services contemplated to be provided to Buyer pursuant to the Transition Services Agreement, comprise all of the rights, property, and assets utilized by Seller and its Affiliates in the operation of the Business and are sufficient to permit Buyer to manufacture and sell the current products of the Business in a manner substantially consistent with the manner in which the current products of the Business are manufactured and sold by Seller and its Affiliates before the Closing and otherwise operate the Business as currently conducted.

(c)            The Tangible Personal Property is in good repair and operating condition (giving due account to ordinary wear and tear) and is adequate and suitable for its present uses. The Purchased Assets comprise all of the rights, property and assets to water supply that are necessary to permit Buyer to operate the Business as currently conducted.

(d)            Seller or an applicable Affiliate of Seller (as specified on Schedule 4.3(d)), owns all of the issued and outstanding Real Estate Subsidiary Units, free and clear of all Encumbrances other than Permitted Encumbrances. The Real Estate Subsidiary Units, in each case, is duly authorized and validly issued, fully paid and non-assessable. There are no declared but unpaid dividends in respect of the Real Estate Subsidiary Units. As of the Closing, none of the issued and outstanding Real Estate Subsidiary Units are subject to vesting or forfeiture conditions or a right of repurchase by Seller, its Affiliate or any other Person. Except as set forth in Schedule 4.3(d), there are outstanding (x) no other equity securities of any of the Real Estate Subsidiaries, (y) no other securities of any of the Real Estate Subsidiaries convertible into or exchangeable for equity securities of any Real Estate Subsidiary, and (z) no other options or other rights to acquire from any Real Estate Subsidiary, and no obligations of any Real Estate Subsidiary to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Real Estate Subsidiary.

(e)            Except as set forth on Schedule 4.3(e), neither of the Real Estate Subsidiaries (x) owns, leases or occupies, and neither has ever owned, leased or occupied any real property other than, solely with respect to the Real Estate Subsidiaries, the Owned Real Property, (y) has conducted any business or operations other than, solely with respect to the Real Estate Subsidiaries, the passive ownership of the Owned Real Property and (z) have ever owned any assets or has been liable for any Liabilities other than, solely with respect to the Real Estate Subsidiaries, with respect to the Owned Real Property.

(f)            Seller or an applicable Affiliate of Seller owns the equity securities of SOWC Sub as set forth on Schedule 4.3(f). Except as set forth on Schedule 4.3(f), to the Knowledge of Seller, there are (w) no declared but unpaid dividends of SOWC Sub, (x) no other outstanding equity securities of SOWC Sub, (y) no other outstanding securities of SOWC Sub convertible into or exchangeable for equity securities of SOWC Sub, and (z) no other options or other rights outstanding to acquire from SOWC Sub, and no obligations of the SOWC Sub, to issue any equity securities or securities convertible into or exchangeable for equity securities of SOWC Sub.

Section 4.4             Absence of Certain Changes of Events. Except as otherwise contemplated in this Agreement or as set forth in Schedule 4.4, since May 1, 2020 through the date of this Agreement, Seller and its Affiliates have operated the Business in all material respects in the ordinary course of business, consistent with past practice and there has not been, with respect to the Real Estate Subsidiaries, the Business or any of the Purchased Assets, any:

(a)            event, occurrence, development or state of circumstances or facts which constitutes a Material Adverse Effect;

(b)            increase or commitment to increase the rate or terms of compensation (including bonus, termination or severance pay) payable or to become payable to any of the Business Employees, other than (i) merit and cost of living increases in the ordinary course of business that are not material in the aggregate or (ii) pursuant to Seller Plans as currently in effect and disclosed on Schedule 4.7(a);

(c)            incurrence, guarantee or assumption of any Indebtedness or debt obligation for borrowed money for which the Business would be liable following Closing other than obligations under Contracts incurred in the ordinary course of business consistent with past practice;

(d)           cancellation, compromise or waiver of any material claim or right;

(e)            (i) sale, assignment, transfer, consumption or disposal of any material assets (or commitment to do any of the foregoing), which, but for such sale, assignment, transfer, consumption or disposal (or commitment to do any of the foregoing) would have constituted Purchased Assets (other than in the ordinary course of business consistent with past practice that do not, except in the case of Inventory and Spare Parts, exceed $100,000 in the aggregate), or (ii) theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets which is to an item or items having a value in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(f)            execution, amendment, cancellation or termination of any Assumed Contract (other than a termination of an Assumed Contract as a result of the expiration of the term of such Assumed Contract);

(g)           (i) execution of any lease (for real or personal property) involving annual payments in excess of One Hundred Thousand Dollars ($100,000) or (ii) acquisition of an ownership interest in any real property;

(h)            “plant closing” or “mass layoff” as those terms are defined in the WARN Act or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Business;

(i)            creation of any Encumbrances other than Permitted Encumbrances on any Purchased Asset;

(j)            change to any method of accounting or accounting practice or policy other than as required by applicable Law or by GAAP;

(k)           capital expenditure or commitment for capital expenditures in an amount more than One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(l)            grants of any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(m)          settlement or agreement to settle any litigation, action or proceeding by or before any Governmental Authority or arbitral body that involved One Hundred Thousand Dollars ($100,000) or more or injunctive relief;

(n)           (i) material payments or grant of any material discounts to customers or suppliers of the Business, other than in the ordinary course of business consistent with past practice and (ii) implementation, material increase, decrease or termination of customer rebates, incentives, advertising or other promotional programs that relate exclusively to the Business other than in the ordinary course of business and consistent with past practice;

(o)           other than in the ordinary course of business and consistent with past practice, (i) change to any material Tax election, (ii) change to any annual Tax accounting period, (iii) change to any method of Tax accounting, (iv) material amendments to Tax Returns or claims filed for material Tax refunds, (v) written notification of any material proposed Tax adjustments or assessments, or (vi) settlement of any material Tax claim, audit or assessment, in each case with respect to the Business or Purchased Assets;

(p)           failure to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable or Liabilities when due and payable;

(q)           failure to maintain, in any material respect, any material Intellectual Property Rights;

(r)            agreement, whether in writing or otherwise, to do any of the foregoing.

Section 4.5           Contracts.

(a)          Schedule 4.5(a) sets forth a listing of all of the currently effective Contracts of the following types to which Seller or any of its Affiliates is a party or bound and that primarily relate to the Business or the Purchased Assets (collectively, the “Material Contracts”):

(i)            Contracts or group of related Contracts, which involve commitments to make capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000) from any one Person;

(ii)           Contracts or group of related Contracts, other than purchase orders for Inventory or Spare Parts entered into in the ordinary course of business consistent with past practice, which provide for the purchase of assets, goods, raw materials, packaging, commodities or services in connection with the Business from any one Person, in each case, in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any consecutive twelve (12) month period after the date hereof;

(iii)          Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which provide for the sale of goods or services in connection with the Business in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any consecutive twelve (12) month period after the date hereof;

(iv)          any written employment, non-competition, severance, change in control, retention or similar Contract with any Business Employee;

(v)           Contracts that contain covenants that limit the freedom of the Business (or any part thereof) to engage in any line of business, or to compete with any Person, or in any industry or geographical area during any period of time, or that grant any exclusive rights to make, sell, distribute or advertise the Business’s products or which contain non-solicitation provisions;

(vi)          Contracts that require the Business to supply at least a certain percentage of the requirements of a particular customer or that require the Business to purchase at least a certain percentage of its requirements from a particular supplier;

(vii)         Contracts with brokers, dealers, distributors, sales representatives, market researchers, marketing consultants, or advertising agencies that provide for payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) annually or are on an exclusive basis;

(viii)        Contracts pursuant to which Seller is a lessor or lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, including the Leases;

(ix)          Contracts containing a “most favored nation” pricing arrangement, exclusivity arrangement, agreements to take back or exchange goods (including “take or pay” agreements) or consignment arrangement with a customer or supplier of the Business;

(x)           Contracts (A) pursuant to which Seller or any of its Affiliates grants to any Person, or any Person grants to Seller or any of its Affiliates, any right, license or right to license, option or right of first refusal or negotiation with respect to, (B) restricting any Person’s right to use, or (C) that contain any settlement regarding the breach or infringement of, any Intellectual Property Rights used or held for use in the operation of the Business (excluding off-the-shelf Software and end user licenses for mass market Software) (collectively, the “IP Contracts”);

(xi)          Any Commingled Contracts;

(xii)         Any Contract related to Indebtedness of (A) either Real Estate Subsidiary or (B) Seller or any of its Affiliates (other than the Real Estate Subsidiaries) that relates solely to the Business or the Purchased Assets;

(xiii)        Any joint venture, franchise, partnership, limited liability company or other similar agreement or arrangement;

(xiv)        Contracts with any Governmental Authority;

(xv)         Contracts with a Material Customer or Material Supplier, other than purchase orders entered into in the ordinary course of business consistent with past practice;

(xvi)        All collective bargaining agreements or Contracts with any union;

(xvii)       Contracts pursuant to which Seller or any of its Affiliates provides an indemnity for any Tax or environmental;

(xviii)      Contracts for utilities involving annual payments in excess of One Hundred Thousand Dollars ($100,000) annually;

(xix)        Any Contract that relates to the acquisition or disposition of any business, the stock or material assets of any Person, or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(xx)         Any Contract that deals with the provision of goods or services on a co-manufacturing or co-packing basis;

(xxi)        Any Contract with (A) Seller or any of its Affiliates or (B) any officer or director of Seller or any of its Affiliates; and

(xxii)       Any other Contract that has an aggregate future obligation to any Person in excess of Two Hundred Fifty Thousand Dollars ($250,000) and is not terminable by Seller or any of its Affiliates by notice of not more than sixty (60) days for a cost of less than Two Hundred Fifty Thousand Dollars ($250,000) (other than purchase orders for Inventory or Spare Parts or sales orders for current products of the Business, in each case, in the ordinary course of business and consistent with past practice).

Seller has made available to or delivered to Buyer a true, correct and complete copy of each Material Contract (or in the case of an oral Material Contract, a summary description thereof). Schedule 4.5(a) sets forth a list of Material Contracts that are not Assumed Contracts.

(b)          Each Assumed Contract or Lease is a legal, valid, binding obligation of Seller or the applicable Affiliate of Seller party thereto, in full force and effect and enforceable against Seller or the applicable Affiliate of Seller party thereto and, to the Knowledge of Seller, against each other party thereto, except that such enforcement may be subject to the Enforceability Exceptions. Seller or the applicable Affiliate of Seller party thereto has performed all material obligations in all material respects that were required to be performed by it to date under each Assumed Contract or Lease and Seller or the applicable Affiliate of Seller party thereto is not in material default or breach or alleged to be in material default or breach under any Assumed Contract or Lease. To the Knowledge of Seller, no other party to any Assumed Contract or Lease is in material default or breach, or alleged to be in material default or breach, under any Assumed Contract or Lease. Neither Seller nor the applicable Affiliate of Seller party thereto has received written notice of the election of any party to any Assumed Contract or Lease to cancel, terminate or not renew any such Assumed Contract or Lease, whether in accordance with the terms of such Assumed Contract or Lease or otherwise. Neither Seller nor the applicable Affiliate of Seller party thereto has given written notice to any other party to any Assumed Contract or Lease of the termination thereof.

Section 4.6           Taxes. Except as set forth on Schedule 4.6,

(a)	Each of Seller and its applicable Affiliates has filed or caused to be filed all material Tax Returns required to have been filed on or before the Closing Date relating to the Real Estate Subsidiaries, the Business or Purchased Assets, all of which are true, correct and complete in all material respects and all material Taxes required to have been paid on or before the Closing Date by Seller or the applicable Affiliate relating to the Real Estate Subsidiaries, the Business or Purchased Assets have been timely paid (other than Taxes that are being contested in good faith by appropriate proceedings).

(b)	There are no (i) Tax claims, audits or proceedings pending or threatened in writing in connection with the Business or Purchased Assets; (ii) outstanding requests, agreements, consents, or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies with respect to the Business or the Purchased Assets; or (iii) Encumbrances for Taxes on any of the Purchased Assets other than statutory Encumbrances for Taxes not yet due and payable or Encumbrances related to Taxes being contested in good faith.

(c)	With respect to the Business or Purchased Assets, Seller or an applicable Affiliate has properly withheld or collected and paid all material Taxes required to have been withheld or collected and paid.

(d)	No Purchased Asset is tax-exempt use property within the meaning of Section 168(g) of the Code. Neither of the Real Estate Subsidiaries is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes).

(e)	Each of the Real Estate Subsidiaries is, and has been since its formation, a disregarded entity for U.S. federal income tax purposes.

(f)	No foreign Person is disposing of any United States real property interest within the meaning of Section 897 of the Code pursuant to the transactions contemplated hereby.

(g)	No Governmental Authority with which any of Seller or Affiliates does not file Tax Returns has claimed that any Seller or its applicable Affiliates is or may be subject to taxation within the past three (3) years by that Governmental Authority with respect to the Purchased Assets or the Business.

(h)	Neither the Seller nor its applicable Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect, in each case, with respect to the operation of the Business or the Purchased Assets.

(i)	The Foreign Inventory is not, and as of the Closing will not be, primarily situated in the Province of Québec.

(j)	The Seller is registered for purposes of the GST/HST and its registration number is 128424298RT0001.

Section 4.7           Employee Benefits.

(a)          Schedule 4.7(a) sets forth a list of each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, arrangement or policy relating to pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, stock options, stock purchases, stock ownership, stock appreciation right, employment, compensation, deferred compensation, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, fringe benefits or other material employee benefits (other than plans or arrangements mandatory under applicable Law), in each case maintained or contributed to or required to be maintained or contributed to by Seller or any ERISA Affiliate for the benefit of any Business Employee (the “Seller Plans”).

(b)          Seller has made available to Buyer copies of the current summary plan description and each summary of material modifications thereto.

(c)          Each Seller Plan has been maintained, operated and administered in all material respects in accordance with its terms, any related documents and agreements and all applicable provisions of any applicable Laws, including the Code and ERISA, and have so complied in all material respects during all prior periods during which any such provisions are applicable. The Business does not consist of one-third or more of the gross assets of Seller and its Affiliates (as calculated pursuant to the regulations under Section 280G of the Code).

(d)          All contributions to, and payments from, any Seller Plan which may have been required in accordance with the terms of such Seller Plan or any related document and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made. No Seller Plan has incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested, or granted, with respect to any Seller Plan.

(e)          Each Seller Plan in which Business Employees participate that is intended to be tax qualified under Section 401(a) of the Code is so qualified.

(f)           Neither Seller nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)          Except as set forth on Schedule 4.7(g), Seller’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer or independent contractor of Seller or any of its Affiliates, (ii) increase any amount of compensation or benefits otherwise payable under any Seller Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Seller Plan, (iv) require any contributions or payments to fund any obligations under any Seller Plan or (v) limit the right to merge, amend or terminate any Seller Plan. No payment which is or may be made by, from or with respect to any Seller Plan, to any Business Employee or former employee, director, officer or independent contractor of the Business, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.

Section 4.8           Intellectual Property.

(a)          Schedule 4.8(a) contains a list of all (i) registered Acquired Intellectual Property (and all pending applications therefor) and (ii) Acquired Intellectual Property that is otherwise material to the operation of the Business. To the Knowledge of Seller, the registered Acquired Intellectual Property set forth in Schedule 4.8(a) is valid and enforceable (other than with respect to expired patents). Seller and its Affiliates have taken all actions reasonably necessary to maintain the validity and enforceability of the Acquired Intellectual Property under applicable Law. As of the date of this Agreement, all required filings and fees related to the registered Acquired Intellectual Property owned by Seller or an Affiliate of Seller have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. As of the date of this Agreement, the registered Acquired Intellectual Property do not include any other U.S. or foreign registered Intellectual Property Rights other than those listed in Schedule 4.8(a). Schedule 4.8(a) lists all Intellectual Property Rights that are necessary for the conduct of the Business as currently conducted. There are no other Intellectual Property Rights that are necessary for the Business as currently conducted that are not owned by Seller or an Affiliate of Seller or for which Seller or an Affiliate of Seller does not have the right to use in the Business as currently conducted.

(b)          Seller or an Affiliate of Seller (i) owns all right, title and interest in and to the Acquired Intellectual Property, and each item of registered Acquired Intellectual Property (and all pending applications therefor) is held of record in the name of Seller or an Affiliate of Seller and (ii) have a valid and enforceable (other than with respect to expired patents) right or license to use all Intellectual Property Rights owned by another Person that are used in the Business (including pursuant to the IP Contracts), in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)          Except pursuant to a Material Contract, Seller and its Affiliates do not pay or receive any royalty from anyone under any of the Acquired Intellectual Property. Except pursuant to a Material Contract, no licenses, sublicenses or agreements pertaining to any of the Acquired Intellectual Property (including, by way of example, any coexistence agreement or settlement agreement) have been granted or entered into by or on behalf of Seller or its Affiliates, except incidental, nonexclusive licenses to end-users, customers or third parties providing services to Seller or any Affiliate of Seller in the ordinary course of business. Other than (i) rights in connection with co-packing arrangements and (ii) cross-promotional rights entered into in the ordinary course of business, neither Seller nor any Affiliate of Seller is a party to or bound by any material license, sublicense, option or similar Contract relating in whole or in part to the Acquired Intellectual Property. Except as set forth on Schedule 4.8(c), neither Seller nor any Affiliate of Seller is bound by or a party to any agreement materially restricting the use of any material Acquired Intellectual Property (including, by way of example, any coexistence agreement or settlement agreement). Except as set forth on Schedule 4.8(c), neither Seller nor any Affiliate of Seller is bound by or a party to any material option, license or similar Contract relating to any machinery, equipment or computer software of any other person for use in the conduct of the business, except (i) for nonexclusive licenses to machinery and equipment in the ordinary course of business and (ii) for so-called “shrink-wrap” and off-the-shelf software licenses or licenses with annual fees of $50,000 or less licensed to Seller or an Affiliate of Seller in the ordinary course of business.

(d)          Seller and its Affiliates are not subject to any order, injunction, judgment, decree, ruling or other similar requirement, nor have they entered into or become a party to any Contract, which restricts or impairs the use of the Acquired Intellectual Property.

(e)          The conduct of the Business as currently conducted and as conducted in the past three (3) years is not and has not been infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any Person, and to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any of the Acquired Intellectual Property. Except as set forth on Schedule 4.8(e), Seller has not received in the past three (3) years any written notice (i) regarding the infringement, misappropriation or other violation by the Business of any Intellectual Property Rights of any Person (including cease and desist letters or invitations to take a license) or (ii) challenging the validity, enforceability, ownership or use of any Acquired Intellectual Property (including cease and desist letters or invitations to take a license).

(f)           No proceedings are pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates which challenge the validity or ownership of any Acquired Intellectual Property, including any opposition, cancellation, interference or reexamination proceeding before the United States Patent and Trademark Office or any equivalent foreign office.

(g)          The performance of the Seller’s or its Affiliates’ obligations under this Agreement will not cause the forfeiture or termination of, nor give rise to a right of forfeiture or termination of, any Acquired Intellectual Property.

(h)          All formulas and recipes used by Seller and its Affiliates to manufacture the products of the Business have been reduced to writing and such rights as Seller and its Affiliates may possess in such formulas and recipes, either as owner or licensee, are included in the Acquired Intellectual Property. To the extent necessary for the operation of the Business, Seller and its Affiliates own or have the right to use all material works subject to a copyright used in the Business as of the date of this Agreement, including photographers, web designers and advertising agencies in connection with web sites, packaging, advertisements and other promotional materials. Where such ownership or rights are procured through a copyright assignment executed by an author of such a material work, Seller has provided Buyer with true and complete copies of all such agreements, and all such authors have waived their moral rights in all such agreements, whether wholly or in favor of the Seller or any Affiliate. For all other material Acquired Intellectual Property, each inventor/author (or his or her employer) involved in the material development of such material Acquired Intellectual Property has executed a valid and enforceable (other than with respect to expired patents) assignment of rights or has a contractual or legal obligation to assign rights in such material Acquired Intellectual Property to Seller or one of its Affiliates, and has waived their moral rights therein, whether wholly or in favor of the Seller or any Affiliate. Seller has provided Buyer with true and complete copies of all such agreements.

(i)           Seller and its Affiliates have taken commercially reasonable steps to preserve the trade secrets, proprietary know-how and other confidential information, respectively owned by Seller or its Affiliates and included in the Acquired Intellectual Property. To the Knowledge of Seller, there has been no unauthorized use, disclosure or modification of any material trade secrets, proprietary know-how or other confidential information with respect to the Acquired Intellectual Property.

Section 4.9           Data Protection; Information Technology.

(a)          Seller and its Affiliates have established and implemented commercially reasonable policies, programs and procedures (including administrative, technical and physical safeguards) to protect against unauthorized access, use, modification, disclosure and other misuse of, and to protect the confidentiality, integrity and security of, Confidential Information and Personal Information in Seller and its Affiliates’ possession, custody or control. As used herein, “Personal Information” means (i) any information that can be used to identify an individual (including Social Security numbers, names, email addresses, physical addresses, phone numbers, user names and passwords, location information, driver’s license and government-issued identification numbers, account number, unique device identifiers and internet protocol addresses), and (ii) any information that is regulated or protected by one or more Laws concerning privacy, data security, data protection or the collection and use of Personal Information (“Privacy and Security Laws”).

(b)          In the past three (3) years, there has been no material breach of security or incident of unauthorized access, disclosure, use, destruction or loss of any Confidential Information or Personal Information owned, stored, received or controlled by or on behalf of the Seller or its Affiliates, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.

(c)          The Information Technology used or held for use in the Business (i) is in good repair and operating condition and is adequate and suitable for the purposes for which it is being used or held for use and (ii) to the Knowledge of Seller, does not contain any Malware. Seller and its Affiliates have taken commercially reasonable steps to protect all Information Technology that stores or transmits trade secrets, proprietary knowhow, and other confidential information from viruses, worms, trojan horses and other malicious bugs or contaminants.

(d)          The Seller and its Affiliate’s collection, use, retention and dissemination of Confidential Information and Personal Information is and has, in all material respects, been in compliance with any (i) of the Seller and its Affiliates posted privacy policies; (ii) applicable Laws (including Privacy and Security Laws) related to the Business and, (iii) to the Knowledge of Seller, contractual commitments relating to the privacy and security of personally identifiable information in connection with the Business that is regulated or protected by Law, including for all sites associated with the domain names included in the Acquired Intellectual Property. True, correct and complete copies of any written material complaints delivered to the Seller or its Affiliates during the past 12 months alleging a violation of any Privacy and Security Laws have been made available to the Buyer.

(e)          Except as set forth on Schedule 4.9(e), the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein, including any transfer of Confidential Information, or Personal Information resulting from such transactions, will not violate any applicable Privacy and Data Security Law or any other confidentiality, privacy and data security requirements imposed on the Seller under any Contract.

Section 4.10         Litigation; Orders. Except as set forth on Schedule 4.10 or Schedule 4.12(b) (as they relate to employees), there are no, and in the past three (3) years there have been no, Actions pending which Seller or any Affiliate is a party (either as plaintiff or defendant) or, to the Knowledge of Seller, threatened against Seller or its Affiliates relating to the Business or the Purchased Assets or the Real Estate Subsidiaries that involve, involved, or reasonably could be expected to involve an amount in excess of One Hundred Thousand Dollars ($100,000) or injunctive relief. Neither Seller nor its Affiliates is, as it relates to the Business, the Real Estate Subsidiaries, the Purchased Assets or the Owned Real Property, subject to any judgment, decree or Order of a Governmental Authority or in breach or violation of any such judgment, decree or Order. There are no civil, criminal or administrative Actions pending or threatened against Seller or its Affiliates that seeks to, or could, prevent or prohibit Seller or its applicable Affiliates from selling the Purchased Assets to Buyer according to the terms set forth in this Agreement or prevent or prohibit Seller or its applicable Affiliates from consummating the transactions contemplated hereby or which would otherwise be material to the Business.

Section 4.11         Compliance with Laws and Permits; Food Safety Matters.

(a)          Except as set forth on Schedule 4.11(a), (i) Seller and each of its Affiliates is, and for the past five (5) years have been, in compliance in all material respects with all Laws applicable to the Business or Purchased Assets or the Real Estate Subsidiaries, (ii) there are no, and for the past three (3) years have been no, Actions pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates alleging that the Business, the Purchased Assets or the Real Estate Subsidiaries, is or was in violation of, or otherwise not in compliance with, applicable Law and (iii) in the past three (3) years, neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Laws applicable to the Business or the Purchased Assets.

(b)          Seller or an Affiliate has all material Permits (including pursuant to Environmental Law) that are necessary for the conduct of the Business or the operation of the Purchased Assets as presently conducted by Seller and its Affiliates. All such Permits and their applicable date of issuance and expiration are listed on Schedule 4.11(b) and any that are not Acquired Permits are identified on Schedule 4.11(b). All applications for renewal of such Permits have been timely filed with the relevant Governmental Authority and no loss, cancellation, expiration or material modification of any such Permits is pending or, to the Knowledge of Seller, threatened. All of the Acquired Permits are in full force and effect and Seller is not in material violation of any such Acquired Permit, nor has Seller or any Affiliate received any written notice in the past three (3) years from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, suspension, modification, revocation or nonrenewal of, any Permits.

(c)          Seller and its Affiliates conduct, and for the past five (5) years has conducted, the Business in compliance with all applicable Law (including applicable Environmental Laws) related to the preparation, labeling, sale and distribution of food to consumers, including the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the FDA thereunder (collectively, the “Food and Drug Act”), the applicable statutes, regulations and requirements of the USDA, all applicable statutes enforced by the FTC and the applicable FTC regulations and requirements and any applicable statutes, regulations and requirements established by any Governmental Authority responsible for regulating the preparation, labeling, sale and distribution of food products, including all applicable statutes, regulations or requirements enforced or established by Health Canada or CFIA (together with the FDA, USDA, Health Canada, CFIA and any other Governmental Authority responsible for regulating the preparation, labeling, sale and distribution of food products, collectively, the “Food Authorities” and the Food and Drug Act and such other statutes, regulations and requirements collectively, “Applicable Food Law”) and all terms and conditions imposed in any Permits granted by any Food Authority. For the past three (3) years, (i) all products of the Business and (ii) to the Knowledge of Seller, each of the co-manufacturers and co-packers of the products of the Business (to the extent related to the products of the Business) have complied and are in compliance with Applicable Food Law and all terms and conditions imposed in any Permits granted by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements.

(d)          During the past five (5) years, neither Seller nor any of its Affiliates has been excluded, debarred or suspended from participation under any government program pursuant to any Applicable Food Law, in each case with respect to the Business or the products of the Business.

(e)          Schedule 4.11(e) sets forth a list of each pending or, to the Knowledge of Seller, threatened, investigation by a Governmental Authority or Action, and each investigation by a Governmental Authority or Action that was pending or, to the Knowledge of Seller, threatened since January 1, 2017, against Seller or its Affiliates, which relates to the Business and asserts a violation of Applicable Food Law by Seller or any of its Affiliates. Neither Seller nor any of its Affiliates is a party or subject to or in default under any unsatisfied Order or settlement agreement or any Order or settlement agreement with continuing obligations, in each case related to Applicable Food Law and applicable to the conduct of the Business, other than any such Orders or settlement agreements that are not material to the Business.

(f)          The current products of the Business (including all Inventory) (i) have been properly handled and stored and are properly packaged and labeled and fit for human consumption, (ii) may be shipped in interstate commerce in accordance with Applicable Food Law and (iii) are not adulterated or misbranded within the meaning of Applicable Food Law. All of the current packaging for the current products of the Business is adequate for normal shipping and storage.

(g)          None of (i) Seller (with respect to the Business), any of its Affiliates (with respect to the Business), the Real Estate Subsidiaries, the Business, any product of the Business or any of the facilities included within the Real Property and (ii) to the Knowledge of Seller, with respect to the products of the Business, the other persons that manufacture, process, package, supply ingredients and packaging materials for or distribute the products of the Business or any other facilities in which the products of the Business are manufactured, processed, packaged or held, in each case, has received or is subject to, or since January 1, 2017 has been subject to, (i) any warning letter, untitled letter, notice of inspectional observation (including FDA Form 483), notice of suspension, notice of intended enforcement or other adverse correspondence or notice from any Food Authority or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority.

(h)          Neither Seller nor any of its Affiliates has received or is subject to any written cease and desist order or other written Order, ruling, memorandum of understanding or similar agreement or arrangement (whether temporary, preliminary or permanent) with, or is a party to a commitment letter or similar submission to, and has not received and is not subject to any supervisory letter or other written notice, or, to the Knowledge of Seller, oral notice, of a formal action, suit, arbitration or proceeding or any other Action that restricts or restrains in any material respect, or otherwise imposes any material condition, restriction, qualification or limitation on, the manufacture, sale or distribution of the products of the Business.

(i)           None of the products of the Business requires any specific approval of the FDA, USDA or any other Food Authority for the purpose of which they are being manufactured, prepared, produced, sold or distributed, that has not been obtained.

(j)           None of Seller, any of its Affiliates, any of their employees, officers, or to the Knowledge of Seller, any of its agents or representatives has, in the past five (5) years, in respect of the Business (i) violated the FCPA or any other applicable anti-bribery or anti-corruption Laws in any material respect; or (ii) used corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses, for the benefit of any foreign government official, candidate for public office, political party or political campaign for the purpose of (A) influencing any official act or decision of such foreign government official, party or candidate, (B) inducing such foreign government official, candidate, party or campaign to do any act in violation of a lawful duty, or (C) securing any improper advantage, in the case of each of (A), (B) and (C), to assist Seller or any Affiliate in obtaining or retaining business for or with, or directing business to, any person. Seller and its Affiliates have maintained policies and systems of internal controls reasonably designed to promote compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. None of Seller or any of its Affiliates are or have been, in respect of the Business, the subject of any allegation, voluntary disclosure, investigation, prosecution, enforcement action, or other Action related to a violation of the FCPA or any other applicable anti-corruption Law. Neither Seller nor any of its Affiliate has, in the past five (5) years, violated applicable Laws relating to export controls, economic trade sanctions, embargoes, anti-boycott, or money laundering in any material respect in respect of the Business.

(k)          Seller and its Affiliates are, and during the past five (5) years, in respect of the Business, have been, in compliance in all material respects with all applicable Laws governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which it operates, including the applicable Laws of the United States governing embargoes, sanctions and boycotts, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et. seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the applicable Laws administered by the U.S. Treasury Department Office of Foreign Assets Control and the applicable Laws administered by United States Customs and Border Protection (collectively, “Export, Import, and Economic Sanctions Laws”). Seller and its Affiliates have maintained policies and procedures reasonably designed to promote compliance with Export, Import, and Economic Sanctions Laws. Seller and its Affiliates have, in respect of the Business, (i) obtained all material Consents of any Governmental Authority, (ii) taken reasonable measures to ensure that Seller, its Affiliates, and purchasers of goods (including technical data and technology) and services will not import, export, re-export or transfer goods or services in violation any Export, Import, and Economic Sanctions Laws and (iii) prepared and filed customs entry declarations with the appropriate customs authorities in the United States and other countries, which customs entry declarations, individually and in the aggregate, are complete and accurate in all material respects. During the past five (5) years, none of Seller or any of its Affiliates are or have been, in respect of the Business, the subject of any allegation, voluntary disclosure, investigation, prosecution, enforcement action, or other Action related to a violation of the Export, Import, and Economic Sanctions. None of Seller or any of its Affiliates has filed at any time during the past five (5) years, or intends to file, any disclosures (whether a voluntary self-disclosure to a Governmental Authority or a disclosure directed by a Governmental Authority) concerning or relating to violations of Export, Import, and Economic Sanctions Laws in respect of the Business.

Section 4.12         Employees.

(a)          Schedule 4.12(a) sets forth: (i) a list of all salaried and hourly employees of Seller or its Affiliates that are exclusively or primarily involved in the Business, each such employee’s employer, position, job location, classification as exempt or non-exempt, status as active or on leave, and salary or wage rate (each a “Business Employee” and collectively, the “Business Employees”); and (ii) all consultants and other independent contractors currently engaged to provide services to the Business who have signed written agreements with Seller or its Affiliates that will be Assumed Contracts or whose engagements to provide services to the Business will not be terminated at Closing or retained by Seller or its Affiliates.

(b)          Except as set forth in Schedule 4.12(b), there are no, and in the past three (3) years there have been no, pending, or to the Knowledge of Seller, threatened Actions by or on behalf of any Business Employee or former employee of the Business with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits and for matters that have been resolved for less than Twenty-Five Thousand Dollars ($25,000) individually). Except as set forth in Schedule 4.12(b), neither Seller nor any of its Affiliates is a party to any collective bargaining agreement with respect to the Business Employees, nor, to the Knowledge of Seller, is there any pending or threatened union organizational activities or proceedings, demand for recognition, or election or certification petition with respect to the Business Employees. There is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of Seller, threatened in writing against Seller and relating to the Business Employees, and there has been no such event within the past three (3) years.

(c)          Seller and its Affiliates are, and at all times during the past five (5) years have been, in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices, including but not limited to all Laws concerning terms and conditions of employment, employee and independent contractor classification, discrimination, wages and hours, immigration matters, occupational safety and health, and fair employment practices in each case to the extent they relate to the Business Employees. Without limiting the generality of the foregoing, Seller and its Affiliates have properly classified each Business Employee as exempt or non-exempt, as applicable, for purposes of the Fair Labor Standards Act and similar state and local laws, and all consultants or other independent contractors providing services to the Business have been properly classified as independent contractors, rather than employees. All current Business Employees as of the date of this Agreement are legally authorized to work in the United States, and the Seller or its Affiliates has obtained and retained a properly completed form I-9 for each Business Employee in accordance with applicable Law.

(d)          Neither Seller nor any of its Affiliates has ordered or implemented any plant closing, mass layoff or other similar action with respect to the Business requiring the provision of notice under the WARN Act.

(e)          No management or executive-level Business Employee, if any, has delivered written, or to the Knowledge of Seller oral, notice to Seller of his or her intention to terminate employment or engagement with Seller.

Section 4.13         Real Property.

(a)          The Owned Real Property described on Schedule 4.13(a)(i) comprises all real property and interests in real property owned by Seller or its Affiliates that is used exclusively in connection with the Business. Except as set forth on Schedule 4.13(a)(ii), the Real Estate Subsidiaries have good, valid, and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Seller has delivered to Buyer copies of any title insurance policies and surveys issued to and in the possession of Seller with respect to the Owned Real Property. Neither of the Real Estate Subsidiaries has (i) leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Real Property; and (ii) granted to any third party any outstanding option, right of first offer or right of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 4.13(b) sets forth a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied (but not owned) by Seller or its Affiliates that comprise the Leased Real Property or are used exclusively in connection with the operation of the Business, along with a list of all leases, subleases, licenses or other occupancy agreements entered into by Seller or its Affiliates for the Leased Real Property (including all amendments, extensions, renewals, modifications or other agreements with respect thereto, collectively, the “Leases”). Seller has made available to or delivered to Buyer a true and correct copy of each Lease (or in the case of an oral Lease, a summary description thereof). Neither Seller or any Affiliate currently lease or sublease any portion of the Leased Real Property to any third party. Neither Seller or any Affiliate has pledged, mortgaged, collaterally assigned, or otherwise granted an Encumbrance on its leasehold interest in the Leased Real Property that remains in effect.

(c)          Except as set forth on Schedule 4.13(c), neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, and no written notice of any pending or threatened condemnation, requisition or taking has been received by Seller or any Affiliate. To the Knowledge of Seller, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect the Real Property. Neither Seller nor any Affiliate has been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against the Real Property.

(d)          Neither Seller nor any Affiliate has, in the past three (3) years, been notified in writing of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property that remain uncured, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which, in any of the foregoing clauses (i) and (ii), could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been, in the past five (5) years, damaged or destroyed by fire or other casualty that has not been substantially repaired.

(e)          Seller or an applicable Affiliate has adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case to the extent same was necessary for the conduct of the Business as heretofore conducted by Seller or an applicable Affiliate of Seller. Seller has the right to access a public road or other means of lawful access to and from each Real Property.

(f)          Seller or an applicable Affiliate of Seller has not received any written notice from and is not aware of any present intention of any railroad company serving any Real Property to discontinue service to the Real Property as the same is presently provided.

Section 4.14         Environmental Matters. Except as set forth on Schedule 4.14:

(a)          With respect to the Real Property and the Business, each of Seller and its Affiliates is, and for the last five (5) years has been in compliance in all material respects with all Environmental Laws and any Order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except for matters that have been fully resolved with no additional, on-going obligations, none of Seller or any of its Affiliates has received any written notice or Order from any Governmental Authority or any Person claiming that Seller or any of its Affiliates, with respect to the Real Property or the Business, is or may be in violation of any Environmental Law or is or may be liable for personal injury or property damage or for any other costs or expenses under any Environmental Law. With respect to the Real Property and the Business, each of Seller, or if applicable its Affiliates, is in possession of and compliance in all material respects with all Permits required under Environmental Laws.

(b)          There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, Action, notice or demand letter existing or pending, or to the Knowledge of Seller threatened, relating to the Business or the Real Property with respect to Environmental Laws or any Order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(c)          Neither Seller nor any of its Affiliates has, and to the Knowledge of Seller no other Person has, Released any Hazardous Materials at, on, under or from the Real Property or any other real property formerly or currently owned, leased or operated by Seller or any of its Affiliates used in any material respect in connection with the Business in violation of, or that has resulted or would reasonably be expected to result in any Liability under, any Environmental Law. There has been no exposure to Hazardous Materials at the Real Property or in connection with the Business that has resulted or would reasonably be expected to result in a Liability or judicial Action.

(d)          Neither Seller or any of its Affiliates in connection with the Business have, nor to the Knowledge of Seller has any other Person, undertaken any treatment, storage, disposal, or recycling of any Hazardous Materials, regardless of quantity, at or from the Real Property or any other real property formerly or currently owned, leased or operated by Seller or any of its Affiliates used in any material respect in connection with the Business in violation of any Environmental Law or that has resulted or would reasonably be expected to result in Liability or judicial Action, except for any Liability that has been resolved.

(e)          With respect to the Business and the Real Property, no material capital expenditures are planned or to the Knowledge of Seller required to comply with Environmental Law or Permits issued thereunder.

(f)          No financial assurance (including insurance, escrow, surety, bond, letter of credit) is required in connection with the Real Property or the Business pursuant to Environmental Law or any Permit issued pursuant to Environmental Law, or to address environmental liabilities in connection with any Assumed Contract.

(g)          Seller has provided Buyer with copies of all material Permits issued pursuant to Environmental Law in connection with the Business, all material environmental assessments, risk assessments, or other audits, investigations and reports pertaining to the environmental condition of the Real Property or the compliance of the Business with Environmental Law, all material documents related to material violations of Environmental Law during the past three (3) years or earlier if unresolved in connection with the Business, all material written claims and notices of alleged or potential liability pursuant to Environmental Law in connection with the Business during the past three (3) years or earlier if unresolved, and all material documents concerning planned material capital expenditures required to ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes), in each case in Seller’s (or its Affiliates’) possession, custody or control.

Section 4.15         Product Warranty; Recall.

(a)          Except as set forth in Schedule 4.15(a), (i) there have been no product warranty claims made with respect to the Business, or series of related product warranty claims, in the past three (3) years that involved amounts in excess of Fifty Thousand Dollars ($50,000) individually, (ii) there have been no voluntary or involuntary product recalls, field or safety alerts, field corrections, market withdrawals or replacements, safety alerts, or other notices or actions relating to an alleged lack of safety or regulatory compliance of any product of the Business (individually and collectively, a “Recall”) by the Business, the Seller or any of its Affiliates or with respect to the products of the Business, the third Persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the products of the Business in the past three (3) years and, to the Knowledge of Seller, nothing has occurred and no facts exist relating to any product of the Business which would reasonably be expected to result in a Recall of any such product or, if known by any Food Authority, would have required or resulted in a Recall, and (iii) there are no material product warranty claims relating to the Business currently pending, threatened in writing or, to the Knowledge of Seller, otherwise threatened against Seller or any of its Affiliates. In the past three (3) years, no claims alleging bodily injury as a result of any product manufactured or sold by the Business or the breach of any duty to warn, test, inspect or instruct of dangers therein have been made or threatened in writing or, to the Knowledge of Seller, otherwise threatened against Seller or any of its Affiliates. To the Knowledge of Seller, there are no facts relating to the performance and operation of the Business which are reasonably likely to cause, as a result of regulatory action or pending or threatened litigations (x) a material change in the labeling or any of the current products of the Business or (y) a termination or suspension of the marketing of any of the current products of the Business in any location. All current products of the Business manufactured, distributed or sold by or on behalf of Seller or any of its Affiliates comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services. Neither Seller nor its Affiliates, with respect to the products of the Business, has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

(b)          To the Knowledge of Seller, none of the products of the Business that are currently released to market (i) post a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such product or (ii) are subject to dietary notification or reporting pursuant to the reportable food registry or similar reporting requirement maintained by the FDA or any foreign Food Authority equivalent.

(c)          In the past three (3) years, (i) neither Seller nor any of its Affiliates has received written notice, or to the Knowledge of Seller, oral notice, of any (x) class action lawsuit or purported class action lawsuit or inquiry or investigation by the FDA, the FTC or state attorneys general or any other Food Authority, (y) product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief or (z) formal action, suit, arbitration or proceeding, or, to the Knowledge of Seller, any other litigation, in each of clauses (x), (y) and (z), in connection with any products of the Business, nor, to the Knowledge of Seller, have any of (x), (y) or (z) been threatened or (ii) neither Seller nor any of its Affiliates has been a party to any formal Action, or, to the Knowledge of Seller, any other litigation relating to product defect, bodily or personal injury, death, material property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief as a result of any product of the Business, nor, to the Knowledge of Seller, has any such Action been threatened.

Section 4.16         Financial Statements; Undisclosed Liabilities.

(a)          Seller has attached to Schedule 4.16(a)(i) a correct and complete copy of the internally prepared and unaudited summary income statement of the Business for the fiscal years ended 2018, 2019 and 2020 and for the three (3) month period ended July 31, 2020, compared against the three (3) month period ended July 31, 2019, and the unaudited statement of net assets of the Business as of April 30, 2018, April 30, 2019, April 30, 2020, and July 31, 2020 (such July 31, 2020 date, the “Statement of Net Assets Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the accounting methods, policies and procedures described on Schedule 4.16(a)(ii) (the “Accounting Policies”), consistently applied throughout the periods covered thereby. Except as set forth on Schedule 4.16(a)(iii), the Financial Statements fairly present in all material respects the financial condition and results of operations of the Business for the periods presented.

(b)          Neither Seller nor any of its Affiliates (including the Real Estate Subsidiaries) have any Liabilities arising out of, relating to or otherwise in respect of the Purchased Assets, the Business or the operation or conduct of the Business, other than (i) as specifically set forth in the Financial Statements, (ii) Liabilities specifically described in Schedule 4.16(b), (iii) Liabilities that have arisen since the Statement of Net Assets Date in the ordinary course of business and consistent with past practice, (iv) the Retained Liabilities and (v) Liabilities that would not reasonably be expected to be material to the Business.

Section 4.17         Customers and Suppliers.

(a)          Schedule 4.17(a) sets forth the ten (10) largest suppliers in terms of purchases measured by dollar volume (collectively, “Material Suppliers”) and the ten (10) largest customers in terms of sales measured by dollar volume (collectively, “Material Customers”) of the Business, in each case for the twelve (12) months ending December 31, 2020. Since January 1, 2020, no Material Supplier has cancelled or otherwise terminated or, threatened in writing or, to the Knowledge of Seller, otherwise threatened, to (or its intent to) cancel or otherwise terminate, its relationship with the Business or to materially decrease its sales of supplies, materials, finished products or services to Seller or its Affiliates relating to the Business. Since January 1, 2020, no Material Customer has cancelled or otherwise terminated or, threatened in writing or, to the Knowledge of Seller, otherwise threatened, to (or its intent to) cancel or otherwise terminate its relationship with the Business or to materially decrease its usage or purchases of the products from Seller or its Affiliates relating to the Business.

(b)          As of the date of this Agreement, Seller or its Affiliates have not agreed in writing, or, to the Knowledge of Seller, orally, with any existing customer to repurchase or issue a credit or allow a return in respect of any products of the Business following the Closing Date, except to the extent such products of the Business fail to meet specifications. Schedule 4.17(b) contains (i) an accurate list of all consumer-oriented marketing programs under which Seller or its Affiliates have current or future Liabilities, including coupons with respect to the Business (collectively, the “Consumer Programs”) and includes a description of each Consumer Program, the duration of such Consumer Program, and an estimate of Seller’s and its Affiliates’ obligations under such Consumer Program; and (ii) a summary of all trade programs with customers of the Business (the “Trade Programs”), including a brief description of the Trade Programs, pricing terms, the duration of the Trade Programs and the estimated cost of the Trade Programs.

Section 4.18         Intercompany Transactions. There are no intercompany Contracts, advances, accounts, payables or receivables (other than treasury-related advances, accounts, payables or receivables, or transfer pricing arrangements) between Seller or any of its Affiliates, on the one hand, and the Business or the Real Estate Subsidiaries, on the other hand.

Section 4.19         Insurance. Seller maintains insurance coverage (or are otherwise self-insured) with respect to the Business, against such risks and in such amounts as Seller deems reasonable and appropriate for the Business. Except as would not reasonably be expected, individually or in aggregate, to have a material Liability to the Business, (a) Seller is in compliance in all material respects with the terms of all current fire, workers’ compensation, property, casualty, commercial general liability and other forms of insurance owned or held by Seller relating to the Business, (b) each such policy is in full force and effect and Seller has not received any written notice from any insurer under any such insurance policy terminating, canceling, revoking or amending any such policy and (c) all premiums on such insurance policies due and payable as of the date hereof have been paid.

Section 4.20         Brokers. Except for Goldman Sachs & Co., LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.21         Products and Inventory. The Inventory was acquired or manufactured in the ordinary course of business consistent with past practice. The Inventory included in the Purchased Assets (whether finished goods or otherwise) as of the Closing will be of a quality consistent in all material respects with such inventories maintained by the Business in the ordinary course of business and will be saleable or useable in the ordinary course of business at normal profit margins. All Inventory is valued at the lower of cost or market, the cost thereof being determined by the standard cost method. The finished goods Inventory included in the Purchased Assets as of the Closing (i) is not adulterated or misbranded, (ii) is merchantable and useable in the ordinary course of business, and (iii) may be shipped in interstate commerce in accordance with all applicable Laws, including the Federal Food, Drug and Cosmetic Act, as amended, regulations promulgated thereunder, and requirements imposed by the FDA pursuant to applicable statute and regulation. The quantities of each item of Inventory (whether raw materials, work-in process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business. All of the Inventory complies with Seller’s internal quality assurance guidelines.

Section 4.22         No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE OTHER TRANSACTION DOCUMENTS, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE OTHER TRANSACTION DOCUMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES. SELLER DOES NOT MAKE NOR HAS IT MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1         Organization, Authority and Capacity. U.S. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as presently conducted. Foreign Buyer is an unlimited liability company duly incorporated, validly existing and in good standing under the laws of British Columbia and has the requisite power and authority to carry on its business as presently conducted. Each of U.S. Buyer and Foreign Buyer has full power, authority and legal capacity to execute, deliver and perform this Agreement and the Transaction Documents to which they are party in accordance with their terms, and such execution, delivery and performance has been duly and validly authorized and approved by all requisite action of each of U.S. Buyer and Foreign Buyer. This Agreement has been, and each of the Transaction Documents to which they are party have been or will be, duly executed and delivered by each of U.S. Buyer and Foreign Buyer and are, or with respect to the Transaction Documents to be executed at the Closing, will be, enforceable against each of U.S. Buyer and Foreign Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2         No Consents or Conflicts. No Consent of, or filing or registration with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, the Transaction Documents or any of the other agreements, instruments or documents to be delivered by or on behalf of U.S. Buyer or Foreign Buyer in connection herewith, other than compliance with and filings under the HSR Act. Neither the execution or delivery nor the performance of this Agreement, the Transaction Documents or any of the other agreements, instruments or documents to be delivered by or on behalf of U.S. Buyer or Foreign Buyer in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, Order or Law applicable to U.S. Buyer or Foreign Buyer, (ii) any material agreement or instrument to which either U.S. Buyer or Foreign Buyer is a party or by which either U.S. Buyer or Foreign Buyer is bound, or (iii) any provision of any formation, organizational or operating agreement of either U.S. Buyer or Foreign Buyer, other than, in the case of clauses (i) and (ii) above, any such items that would not reasonably be expected to have, individually or in the aggregate, an adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.3         Sufficiency of Funds. U.S. Buyer and Foreign Buyer collectively have (or will have at Closing) sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the Purchase Price and all fees and expenses required to be paid by U.S. Buyer and Foreign Buyer in connection with the transactions contemplated hereunder.

Section 5.4         Solvency. Assuming the accuracy of the representations and warranties of Seller set forth in ARTICLE IV, immediately after giving effect to the transactions contemplated hereby, each of U.S. Buyer and Foreign Buyer: (a) will be solvent (in that both the fair value of its assets (including both tangible and intangible assets) will not be less than the sum of its liabilities and that the present saleable value of its assets (including both tangible and intangible assets) will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and does not plan to incur liabilities beyond its ability to pay as they become absolute and matured. In completing the transactions contemplated by this Agreement, neither U.S. Buyer nor Foreign Buyer intends to hinder, delay or defraud any present or future creditors of U.S. Buyer, Foreign Buyer, or the Business.

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Section 5.5         Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of U.S. Buyer or Foreign Buyer for which Seller or any of their Affiliates would have any Liability.

Section 5.6         Litigation. There are no civil, criminal or administrative actions, suits or investigations pending or threatened against either U.S. Buyer or Foreign Buyer that would, individually or in the aggregate, reasonably be expected to have an adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.7          No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE OTHER TRANSACTION DOCUMENTS, BUYER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE OTHER TRANSACTION DOCUMENTS, BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLER OR ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR ANY OF ITS AFFILIATES.

ARTICLE VI
CLOSING

Section 6.1         Time and Place of Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1(f), the consummation of the transactions contemplated hereby (the “Closing”) shall take place on the date that is no later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in this ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The transfers and deliveries described in this ARTICLE VI shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in this ARTICLE VI have also been consummated. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) delivery. To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective as of the Effective Time.

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Section 6.2         Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the closing of the transactions contemplated in this Agreement is subject to the satisfaction or waiver (by Buyer in writing), at or before the Closing, of the following conditions:

(a)	the waiting period under the HSR Act shall have expired or been terminated (“HSR Approval”) and all other clearances required under other applicable Law relating to competition and set forth in Schedule 6.2(a) shall have been obtained;

(b)	no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated herein and such statute, rule, regulation, judgment, decree, injunction or other Order is in effect;

(c)	(i) (A) the Seller Fundamental Representations shall be true and correct at and as of the date of this Agreement and the Closing Date as though made on and as of the date of this Agreement and the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date) and (B) the representation and warranties of Seller contained in ARTICLE IV (other than the Seller Fundamental Representations) shall be true and correct, without giving effect to any limitation as to materiality or “Material Adverse Effect” set forth therein, at and as of the date of this Agreement and the Closing Date as though made on and as of the date of this Agreement and the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date), except, in the case of clause (B) for any breach or inaccuracy of any representations and warranties which do not, individually or in the aggregate, constitute a Material Adverse Effect; (ii) Seller shall have performed or caused to have been performed in all material respects all of the obligations, covenants and agreements required by this Agreement to be performed by Seller prior to the Closing; and (iii) Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated as of the Closing Date, stating that each of the conditions specified in clauses (i) and (ii) is satisfied;

(d)	this Agreement shall not have been terminated in accordance with Section 7.1(f);

(e)	during the period from the date of this Agreement until the Closing, no event, occurrence, development or state of circumstances or facts which constitutes a Material Adverse Effect shall have occurred; and

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(f)	Seller shall have delivered, or caused to be delivered, the following items to Buyer:

(i)            a bill of sale and assignment and assumption agreement for the Purchased Assets (the “Bill of Sale”) substantially in the form of Exhibit B attached hereto, duly executed by Seller and its applicable Affiliates;

(ii)            a U.S. Intellectual Property Assignment Agreement for the Acquired Intellectual Property (the “U.S. IP Assignment”) substantially in the form of Exhibit C attached hereto, duly executed by Seller or its applicable Affiliates, as the case may be;

(iii)          a Foreign Intellectual Property Assignment Agreement for the Acquired Intellectual Property (the “Foreign IP Assignment”) substantially in the form of Exhibit D attached hereto, duly executed by Seller or its applicable Affiliates, as the case may be;

(iv)          a transition services agreement relating to the provision of certain shared services following Closing (the “Transition Services Agreement”) substantially in the form of Exhibit E attached hereto, duly executed by Seller;

(v)           the Retained Technology License, duly executed by Seller;

(vi)          IRS Forms W-9 of Seller and each applicable Affiliate;

(vii)         the certificate described in Section 6.2(c)(iii);

(viii)        the tax elections required by Section 7.14, duly executed by Seller, if requested by Buyer;

(ix)           a certificate of good standing for Seller as of the most recent practicable date prior to Closing from the Secretary of State of Ohio;

(x)            a certificate of good standing for each Real Estate Subsidiary as of the most recent practicable date prior to Closing from the applicable Secretary of State;

(xi)          duly executed unit powers and original membership interest certificates evidencing the transfer of the Real Estate Subsidiary Units to Buyer; and

(xii)          duly executed stock powers and original stock certificates evidencing the transfer of the SOWC Equity to Buyer.

Section 6.3        Conditions to Seller’s Obligations. The obligations of Seller to consummate the closing of the transactions contemplated in this Agreement is subject to the satisfaction or waiver (by Seller in writing), at or before the Closing, of the following conditions:

(a)	the HSR Approval and all other clearances required under other applicable Law relating to competition and set forth in Schedule 6.3(a) shall have been obtained;

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(b)	no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that prohibits or makes illegal the consummation of the transactions contemplated herein and such statute, rule, regulation, judgment, decree, injunction or other Order is in effect;

(c)	(i) (A) the Buyer Fundamental Representations shall be true and correct at and as of the date of this Agreement and the Closing Date as though made on and as of the date of this Agreement and the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date) and (B) the representation and warranties of Buyer contained in ARTICLE V (other than the Buyer Fundamental Representations) shall be true and correct, without giving effect to any limitation as to materiality or “Material Adverse Effect” set forth therein, at and as of the date of this Agreement and the Closing Date as though made on and as of the date of this Agreement and the Closing Date (except that those representations and warranties that are made as of a specific date need only be so true and correct as of such date), except for any breach or inaccuracy of any representations and warranties which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; (ii) Buyer shall have performed or caused to have been performed in all material respects all of the obligations, covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing; and (iii) Buyer shall have delivered to Seller a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that each of the conditions specified in clauses (i) and (ii) is satisfied;

(d)	this Agreement shall not have been terminated in accordance with Section 7.1(f); and

(e)	Buyer (or the referenced third parties, where applicable) shall have delivered, or caused to be delivered, the following items to Seller:

(i)            evidence in form reasonably satisfactory to Buyer and Seller that the Representation and Warranty Insurance Policy remains in full force and effect as of the Closing;

(ii)           the Transition Services Agreement, duly executed by Buyer;

(iii)          the Estimated Purchase Price to Seller in accordance with Section 3.1;

(iv)          the Bill of Sale, duly executed by Buyer;

(v)           the Retained Technology License, duly executed by Buyer;

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(vi)          the US IP Assignment and the Foreign IP Assignment, each duly executed by Buyer;

(vii)         the tax elections required by Section 7.14, duly executed by Buyer;

(viii)        the certificate described in Section 6.3(c)(iii);

(ix)           an Assumption and Undertaking necessary for the transfer of the SWOC Equity in form reasonably satisfactory to Buyer and Seller, duly executed by Buyer; and

(x)            a certificate of good standing for each of U.S. Buyer and Foreign Buyer as of the most recent practicable date prior to Closing from the Secretary of State or applicable enterprise where each of U.S. Buyer and Foreign Buyer is incorporated or organized.

ARTICLE VII
COVENANTS

Section 7.1         Pre-Closing Covenants and Agreements.

(a)        During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 7.1(f) or the Closing (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or the Disclosure Schedules hereto, or except to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Seller shall (i) operate the Business and the Real Estate Subsidiaries in the ordinary course of business, consistent with past practice, and, in any event, in compliance with all applicable Laws, and (ii) use commercially reasonable efforts to maintain and preserve relationships and goodwill with customers, suppliers, licensees, creditors, Representatives, employees and others having business dealings with the Business. Without limiting the generality of the foregoing, during the Pre-Closing Period, without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, neither Seller nor any of its Affiliates (including the Real Estate Subsidiaries) shall take, or agree (whether in writing or otherwise) to take, any action that would result in a breach of the representations and warranties in Section 4.4 hereof if such action was taken from May 1, 2020 through the date of this Agreement.

(b)        During the Pre-Closing Period, the Seller shall provide, or shall cause its Affiliates to provide, Buyer and its Representatives with reasonable access during normal business hours to the personnel, facilities, counsel, accountants, consultants, representatives, non-income Tax Returns (to the extent relating solely to the Business), Assumed Contracts, Real Estate Subsidiaries, Information Technology and books and records (in compliance with applicable privacy Laws and subject to the Confidentiality Agreement and the covenants set forth herein) of the Business, including product cost sheets, price lists and product lists by SKU and location to conduct such inspections as Buyer may reasonably request; provided, however, that such access shall not permit any Representatives of Buyer to conduct any environmental testing or sampling prior to the Closing without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Any inspection pursuant to this Section 7.1(b) will be conducted in such a manner so as not to interfere unreasonably with the conduct of the Business, and in no event will any provision hereof be interpreted to require Seller to permit any inspection or to disclose any information that Seller reasonably determines may violate any Law, any of its obligations with respect to confidentiality or that would result in the loss of an attorney-client or work product privilege; provided, however, that if any information is so restricted or withheld, Seller shall inform Buyer as to the general nature of what is being restricted or withheld and use commercially reasonable efforts to take those actions reasonably necessary so that Seller is able to provide such information to Buyer and upon the Buyer’s execution of a common interest agreement or similar arrangement on terms mutually agreeable to the Buyer and Seller, such information shall be provided to the Buyer. Buyer and its Representatives will not contact any of the employees, customers or suppliers of the Business without the prior written consent of Seller (not to be unreasonably withheld), it being acknowledged that any and all such contacts will be arranged by Seller and that Buyer and Seller will mutually agree on the timing and manner of contact with all employees, customers or suppliers.

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(c)        During the Pre-Closing Period, Seller and Buyer will cooperate in good faith to (i) test the Information Technology included in the Purchased Assets and prepare it for transition to the Buyer; and (ii) review, revise and update, where appropriate, the schedules to the Transition Services Agreement. Seller will provide, or cause it Affiliates to provide to, Buyer with such access to facilities and Information Technology included in the Purchased Assets as is reasonably necessary to allow Buyer to prepare for separation and operation of the Business on the Closing Date.

(d)        During the Pre-Closing Period, Seller shall (i) use commercially reasonable efforts to obtain estoppel certificates from the parties to the agreements set forth on Schedule 7.1(d) in form and substance reasonably acceptable to Buyer; (ii) other than Permitted Encumbrances, prepare releases of any deed of trust, mortgages or other security instruments encumbering the Owned Real Property, in recordable form, if any; and (iii) cooperate with and assist Buyer in good faith to enable Buyer to obtain, at its sole cost and expense, from a nationally recognized title insurance company (the “Title Company”) reasonably satisfactory to Buyer, a fee owner’s title insurance policy with respect to the Owned Real Property, together with endorsements reasonably requested by Buyer, insuring that the applicable Real Estate Subsidiary has fee simple title to the Owned Real Property as of Closing, subject only to Permitted Encumbrances. Without limiting the forgoing, Seller shall deliver to the Title Company customary affidavits, indemnities, or other items reasonably requested by the Title Company in connection with the delivery of such owner’s title insurance policy (collectively, the “Title Company Documents”).

(e)        During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Seller and Buyer will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in ARTICLE VI and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement or consents of third parties under Assumed Contracts or Permits required for the transactions contemplated by this Agreement, and the parties shall reasonably cooperate with each other with respect to each of the foregoing.

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(f)	This Agreement may be terminated:

(i)             by mutual written consent of Buyer and Seller at any time prior to the Closing;

(ii)            by Buyer or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f)(ii) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order;

(iii)           by (A) Buyer if it is not then in breach of its obligations under this Agreement and (I) there is a violation or breach of any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or (II) any of the representations or warranties of Seller shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied and, in either case, such breach, violation or inaccuracy is not waived or, in the case of a breach of any covenant or agreement under this Agreement that is curable, is not cured by Seller prior to the earlier to occur of (x) within twenty (20) days after being notified of same and (y) the Outside Date; or (B) Seller if it is not then in breach of its obligations under this Agreement and (I) there is a violation or breach of any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement or (II) any of the representations or warranties of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3 would not be satisfied and, in either case, such breach, violation or inaccuracy is not waived or, in the case of a breach of any covenant or agreement under this Agreement that is curable, is not cured by Buyer prior to the earlier to occur of (x) within twenty (20) days after being notified of the same and (y) the Outside Date; or

(iv)           by Buyer or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is seventy-five (75) days following the date of this Agreement (the “Outside Date”).

If this Agreement is terminated pursuant to this Section 7.1(f), then all provisions of this Agreement shall thereupon become void without any liability on the part of any party hereto to any other party hereto except that (x) this Section 7.1(f) and Sections 7.5, 7.6(a), and ARTICLE IX shall survive any such termination and (y) nothing herein shall relieve any party to this Agreement from any liability resulting from or arising out of any breach of any agreement or covenant in this Agreement.

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(g)        (i) During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby and (ii) on and after the Closing, any public disclosures made in connection with the announcement of the transactions contemplated herein and the closing of such, will, in each case, be made only as may be agreed upon in writing by Seller and Buyer (each such Person’s agreement not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system; provided that the party required to make the public disclosure or announcement shall, to the extent practicable, use commercially reasonable efforts to allow the other party reasonable time to comment on such disclosure or announcement in advance of such issuance. Seller acknowledges that Buyer’s Affiliates may be required to disclose the material terms of this Agreement in, and file a copy of this Agreement as an attachment to, a Current Report on Form 8-K and subsequent reports and other documents filed with the Securities Exchange Commission.

Section 7.2          Further Assurances; Misdirected Payments. From time to time after the Closing Date, without further consideration, Seller will, and will cause its Affiliates to, execute and deliver, or cause to be executed and delivered, such documents to Buyer and take such other action as Buyer may reasonably request in order to vest in Buyer good title to the Purchased Assets and to otherwise evidence consummation of the transaction contemplated herein, including transferring to Buyer any asset contemplated by this Agreement to be transferred to Buyer and which was not so transferred at the Closing and for purposes of being reasonably cooperative with the Buyer Indemnitees with respect to any R&W Proceedings. From time to time after the Closing Date, without further consideration, Buyer will execute and deliver or cause to be executed and delivered such documents to Seller and take such other action as Seller may reasonably request in order to more effectively evidence the consummation of the transaction contemplated herein. Buyer has no intent to exploit the Foreign Purchased Assets in the United States after Closing.

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Section 7.3          Employees.

(a)        Effective on the Closing Date, Buyer shall offer employment to all Business Employees at the same work location (or, for Business Employees whose work location immediately prior to the Closing was the corporate headquarters of Seller or otherwise, then at a work location within the Northeast Ohio geographic region or where such employee worked), (i) for Business Employees who are covered by the Union Contract, in compliance with the terms and conditions of the Union Contract and (ii) for Business Employees who are not covered by the Union Contract, (A) at the same salary or wages as provided by Seller immediately prior to the Closing Date and (B) with medical, dental, vision, life insurance, disability and 401(k) benefits (the “Covered Benefits”) that are substantially comparable in the aggregate as provided by Seller immediately prior to the Closing Date and (C) with incentive compensation opportunities that are substantially comparable in the aggregate as provided by Buyer to similarly situated employees of Buyer. Notwithstanding the foregoing, in respect of Business Employees on disability leave or other approved leave of absence (other than vacation) as of the Closing Date, the offers of employment to be made by Buyer pursuant hereto shall not be made as of the Closing Date but as otherwise provided below. If, within six (6) months of the Closing Date, such Business Employee on disability leave or other approved leave of absence notifies Buyer that he or she is capable of returning to work (and, if applicable is cleared for return to work), then Buyer shall offer such Business Employee employment pursuant to the terms above and the effective date of such Business Employee’s employment with Buyer will not be as of the Closing Date, but rather the date on which such employee returns to work with Buyer (the “Delayed Hire Date”). If such Business Employee on disability leave or other approved leave of absence does not make such notification to Buyer (or, if applicable, is not cleared for work) within six (6) months after the Closing Date, Buyer shall not be obligated to offer employment to such Business Employee and such individual shall not be treated as a Business Employee for any purpose under this Agreement. Seller makes no representation as to whether such employees will accept employment with Buyer. In addition, Buyer agrees that in connection with its employment of Business Employees, Buyer shall: (i) for the twelve (12) month period following the Closing Date, provide each such Business Employee with: (A) salary or wages which are no less than the salary or wages provided by Seller immediately prior to the Closing (and, in the case of Business Employees who are covered by the Union Contract, in compliance with the terms and conditions of the Union Contract); and (B)(x) in the case of Business Employees who are not covered by the Union Contract, Covered Benefits that are substantially comparable in the aggregate as provided by Seller immediately prior to the Closing Date and incentive compensation opportunities that are substantially comparable in the aggregate as provided by Buyer to similarly situated employees of Buyer, and (y) in the case of Business Employees who are covered by the Union Contract, incentive opportunities and employee benefits as required by the terms and conditions of the Union Contract); (ii) for the twelve (12) month period following the Closing Date, provide each such Business Employee with severance benefits that are no less favorable than the severance amounts payable under the practice, plan or policy in effect for such Business Employees immediately prior to the Closing and disclosed on Schedule 7.3(a)  (in the case of Business Employees who are not covered by the Union Contract) or as required by the terms of the Union Contract (in the case of Business Employees who are covered by the Union Contract); (iii) give full credit for years of service with Seller, its Affiliates or predecessors for purposes of eligibility and vesting under Buyer’s employee benefit plans, programs and arrangements (but not for purposes of equity incentive plans or benefit accruals under any defined benefit plan); (iv) waive any waiting periods for participation, coverage or benefits; (v) waive any exclusions for benefits for pre-existing conditions; and (vi) with respect to Buyer’s group health plans, use commercially reasonable efforts to provide credit for co-payments and deductibles made by Business Employees under Seller’s group health plans. Buyer agrees to honor the 2020 merit increase in salary for all salaried Business Employees effective January 4, 2021 as communicated to all such employees in June 2020. Notwithstanding anything to the contrary herein, to the extent that a Business Employee is entitled under applicable Law, the Union Contract, or any policy of Seller to be paid for any vacation days accrued or earned but not yet taken by such Business Employee as of the Closing Date, Seller shall discharge the Liability for such vacation days. The parties shall cooperate reasonably and in good faith following the date of this Agreement and prior to the Closing Date to agree to the terms of a customary trust-to-trust transfer of account balances (including notes or similar instruments reflecting participant loans) from Seller’s 401(k) plan to Buyer’s 401(k) plan or similar defined contribution retirement plan pursuant to Section 414(l) of the Code; provided that, in the event that the parties are unable to so agree, then, if necessary, Buyer shall amend its 401(k) plan or similar defined contribution retirement plan to ensure that it will accept direct rollovers of eligible rollover distributions (and notes or similar instruments reflecting participant loans) from the Seller Plans. Any Business Employees who become employees of Buyer on the Closing Date shall cease participation in the employee benefit plans maintained or contributed to by Seller or any Affiliate of Seller, including the Seller Plans, in each case effective as of the later of the Closing Date or as otherwise provided under the terms of such employee benefit plan.

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(b)        Seller shall take all steps necessary to provide that, immediately prior to the Closing Date (but conditioned thereon), each Business Employee shall become fully vested in each of the following: (i) any unvested matching contributions and any other employer contributions under Seller’s 401(k) plan; (ii) the shares of unvested restricted stock of Seller held by any of the Business Employees with respect to grants made in the 2017 and 2018 calendar years; (iii) with respect to any grants of performance units made to Business Employees during the 2019 calendar year, the pro-rated number of performance units which become “Vesting Eligible Units” (based on actual performance) calculated in accordance with Section 3(b) of such Business Employee’s 2019 Performance Units Agreement (and for the avoidance of doubt, all grants other than the 2017, 2018, and pro-rated 2019 grants specified in (ii) and (iii) of this Section 7.3(b) will be forfeited), (iv) any accrued benefits under each of the Pension Plans and (v) with respect to any Business Employee who would have vested in their accrued benefit under the Health Retirement Account on or prior to (A) the second anniversary of the Closing Date (in the case of Business Employees who are not covered by the Union Contract) or (B) April 30, 2023, which is the expiration date of the Union Contract (in the case of Business Employees who are covered by the Union Contract), in each case, their accrued benefit under the Health Retirement Account.

(c)        Seller shall pay to the Business Employees (i) holiday bonuses for the Business Employees for 2020 and (ii) a pro-rated portion of the aggregate amount due with respect to short-term cash incentive compensation in respect of the Business’s target performance as of the Closing Date in relation to Seller’s 2021 fiscal year, determined based on the number of completed months in Seller’s 2021 fiscal year as of the Closing Date. For the avoidance of doubt, Buyer will be responsible for delivering to all Business Employees the remaining pro-rated targeted amount due with respect to short-term cash incentive compensation in respect of the Business for the period beginning on the Closing Date and ending April 30, 2021 (provided that if any such Business Employee terminates employment with Buyer and its Affiliates prior to April 30, 2021, the remaining pro-rated targeted amount shall be calculated based on the number of full calendar months elapsed between the Closing Date and the date such Business Employee’s employment is terminated and provided further, that if any Business Employee’s employment is terminated for cause prior to the payment date, such Business Employee shall not be entitled to any payment under this sentence). In the event that the Closing Date occurs after April 30, 2021, Seller will provide incentive payouts to the Business Employees consistent with past business practice (i.e. paid in June based on actual business results); however, Seller will not be responsible to make any payments with respect to any short-term cash incentive compensation in respect of the Business for Seller’s 2022 fiscal year.

(d)        Buyer shall, or shall cause an Affiliate to, provide COBRA coverage to all Business Employees and their qualified beneficiaries who incur a “qualifying event” in accordance with COBRA after the Closing Date. Seller shall bear and be responsible for all liabilities and obligations under COBRA for any of the Business Employees who do not accept and commence employment with Buyer and any former employee whose services relate to the Business or dependent of any Business Employee or former employee whose “qualifying event” occurs on or prior to the Closing Date.

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(e)        Notwithstanding any other provision of this Agreement, the parties specifically agree that Seller shall bear no responsibility for any penalty, fine or other amount payable which arises out of or results from the violation of any applicable Laws (including any alleged or actual violations of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.) (the “WARN Act”) relating to the actions of Buyer following the Closing, which liability Buyer expressly retains. Buyer covenants that it does not currently plan or contemplate any plant closings relating to the Business or reductions in force or terminations of employees of the Business that, in the aggregate, would trigger the WARN Act or any other similar Law, rule, or regulation of any Governmental Authority.

(f)         Nothing contained herein, express or implied, (i) is intended to confer upon any Business Employee any right to continued employment for any period, (ii) shall constitute an amendment to or any other modification of any employee benefit plan or any program, policy or arrangement of Seller or their Affiliates, or (iii) shall create any third party beneficiary rights in any current or former employee of Seller or any of its Affiliates or any beneficiary or dependent thereof.

(g)        Prior to the Closing, Seller or its Affiliates shall provide any union representing any Business Employees with all required notices relating to the transactions contemplated by this Agreement in accordance with the terms of any applicable collective bargaining agreement(s) and applicable Law, and shall comply with and discharge all of its bargaining obligations with respect to such union(s) relating to such transactions.

Section 7.4         Access to Information. Except in connection with any dispute between the parties, following the Closing, upon reasonable advance written notice to a party, each such party will, for any reasonable business purpose, afford to the other party and its Representatives reasonable access to the books and records relating to the Business that are acquired or retained by the other party and exclusively relate to the pre-Closing activities of the Business which access will be granted during normal business hours; provided, however, that such access does not unreasonably disrupt the normal operations of the party providing such access. Notwithstanding anything contained in this Section 7.4, no party shall be required to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

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Section 7.5         Restrictive Covenants.

(a)        Confidential Information. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, all confidential knowledge, information, developments, methods and processes, trade secrets, formulae, technology, specifications and know-how relating to the Business, the Purchased Assets, the Real Estate Subsidiaries and information provided to Buyer pursuant to this Agreement (“Confidential Information”) in accordance with the provisions of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.5(a) shall nonetheless continue in full force and effect. If the Closing does occur, the parties agree that the Confidentiality Agreement shall terminate automatically at such time with no further action necessary by any party. After the Closing, Seller shall, and shall cause each of its Affiliates to, treat all Confidential Information relating to the Business as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information (except as expressly permitted by this Agreement or any of the Transaction Documents), unless such information (i) is or becomes publicly available or is now or hereafter disclosed in a manner making it publicly available, in each case, through no act or omission in violation hereof, or (ii) is required by applicable Law or the rules or regulations of any United States securities exchange to be disclosed. If the disclosure of such information is required by applicable Law or such rules and regulations, Seller shall reasonably cooperate with and provide Buyer, at Buyer’s sole cost and expense, an opportunity to object to the disclosure and, if permissible, shall give Buyer as much prior written notice as is reasonably practicable under the circumstances. Promptly after the Closing, Seller (or its Representatives, as applicable) shall request in writing the return or destruction of all Confidential Information provided to any Person in connection with such other Peron’s interest in a possible transaction to acquire the Business (or any portion thereof).

(b)        Seller Nonsolicitation. In further consideration of the consummation of the transactions contemplated herein, Seller covenants and agrees that until the second (2nd) anniversary of the Closing Date, it will not and it will cause its parent companies, Affiliates and subsidiaries not to, without the prior written consent of Buyer, solicit, induce or attempt to solicit or induce or hire, directly or indirectly, whether or not for consideration, (x) any Business Employee of Buyer or (y) any management level employee of Buyer or its subsidiaries with whom Seller came into contact or learned about in connection with the transactions contemplated by this Agreement (other than through general employee lists or rosters) (each such employee, a “Buyer Manager”), in each case unless (i) such Business Employee or Buyer Manager is terminated by Buyer or (ii) more than six (6) months shall have passed since such Business Employee or Buyer Manager terminated his or her employment with Buyer or its Affiliates. The foregoing covenant shall not prevent general solicitations for employees or public advertisements of employment opportunities (including any recruitment efforts conducted by any recruitment agency), provided that such general solicitations, public advertisements and recruitment efforts are not directed at any Business Employees or Buyer Managers of Buyer or its Affiliates.

(c)        Buyer Nonsolicitation. In further consideration of the consummation of the transactions contemplated herein, Buyer covenants and agrees that until the second (2nd) anniversary of the Closing Date, it will not and it will cause its parent companies, Affiliates and subsidiaries not to, without the prior written consent of Seller, solicit, induce or attempt to solicit or induce or hire, directly or indirectly, whether or not for consideration, any management level employee of Seller or its subsidiaries with whom Buyer came into contact or learned about in connection with the transactions contemplated by this Agreement (other than through general employee lists or rosters) unless (i) such employee is terminated by Seller or its Affiliates or (ii) more than six (6) months shall have passed since such employee terminated his or her employment with Seller or its Affiliates. The foregoing covenant shall not prevent general solicitations for employees or public advertisements of employment opportunities (including any recruitment efforts conducted by any recruitment agency), provided that such general solicitations, public advertisements and recruitment efforts are not directed at any such employees of Seller or its Affiliates.

(d)        Use of Name. Seller shall not, and shall cause its Affiliates to not, use or take advantage of the “Crisco” name or any derivations thereof after the Closing; provided, that the foregoing will not restrict Seller or its Affiliates from referencing Crisco products by name in recipes posted by Seller or its Affiliates online or through other digital or marketing mediums.

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(e)        Remedy for Certain Breaches. The parties acknowledge and agree that the covenants in Section 7.5 hereof were negotiated at arms’ length, are required for the fair and reasonable protection of the parties, that the parties would not have entered into this Agreement had the other parties not agreed to these covenants, that the restrictions contained herein are designed to protect both the Business as purchased by Buyer and the ongoing business of Seller, and that the benefits under this Agreement constitute adequate consideration for the obligations of the parties under Section 7.5 hereof. The parties further acknowledge and agree that a breach of any of the covenants, obligations or agreements set forth in Section 7.5 hereof may result in irreparable and continuing damage to the other parties for which there will be no adequate remedy at law, and the parties agree that in the event of any such breach, the non-breaching party shall be entitled to seek injunctive relief to restrain such breach by the breaching party and to such other and further relief (including damages) as is proper under the circumstances.

(f)         Reformation of Agreement; Severability. The parties intend the covenants set forth in Section 7.5 hereof to be enforced as written. However, in the event that any provision set forth in Section 7.5 hereof is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision so that the parties shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by the parties. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

Section 7.6          Regulatory Act Compliance.

(a)        Buyer and Seller shall each file or cause to be filed, promptly after the date of this Agreement (but in any event with an effective filing date not later than October 30, 2020), any notifications or the like required to be filed under the HSR Act and other antitrust or competitive Laws of any applicable jurisdiction with respect to the transactions contemplated hereby. Buyer and Seller shall bear the costs and expenses of the preparation of their respective filings and Buyer shall pay all filing fees in connection therewith. Buyer and Seller shall use their respective commercially reasonable efforts to respond to any requests for additional information made by any Governmental Authorities and to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competitive Laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act) and to resist in good faith (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust or competition Laws of any applicable jurisdiction, all to the end of expediting the consummation of the transactions contemplated by this Agreement. Buyer, on the one hand, and Seller, on the other hand, shall: (i) unless otherwise prohibited by applicable Laws, promptly notify each other of any communication to that party from the FTC, the DOJ or any other regulatory agency with respect to the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to the FTC, the DOJ or any other Governmental Authority; (ii) unless otherwise prohibited by applicable Laws, furnish the other party with copies of all correspondence, filings and other communications (and memoranda setting forth the substance thereof) between it, its Affiliates and their respective representatives, on the one hand, and the FTC, DOJ or any other Governmental Authority, or member of their respective staffs, on the other hand, with respect to the transactions contemplated hereby (excluding documents and communications which are subject to pre-existing confidentiality agreements or to attorney-client privilege); and (iii) consult with the other prior to any meetings, by telephone or in person, with the staff of the FTC, the DOJ or any other Governmental Authority, and each of Buyer and Seller shall have the right, to the extent permissible, to have a representative present at any such meeting. Each party shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act or such other applicable Laws for the consummation of the transactions contemplated hereby.

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(b)       After the filing of the initial notification submitted pursuant to the HSR Act or any other antitrust or competition Laws of any applicable jurisdiction, each party shall be responsible for paying all out-of-pocket fees and expenses incurred by such party or its Affiliates in connection with or relating to the review of the transactions contemplated hereby pursuant to the HSR Act or other antitrust or competition Laws or such party’s efforts to consummate the transactions contemplated hereby pursuant to this Section 7.6.

Section 7.7         UPC Codes. Buyer covenants to renumber each Universal Product Code or Global Trade Item Number included in the Retained Assets such that Seller may keep the applicable prefix number (including, without limitation, UPC prefix number 51500) in place with respect to the products manufactured and sold by Seller or its Affiliates in connection with its retained businesses, each within eighteen (18) months from the Closing Date and Seller hereby grants Buyer and its Affiliates the right to use each Universal Product Code or Global Trade Item Number included in the Retained Assets as currently represented during such eighteen (18) month period. Buyer shall pay all costs and expenses incurred in connection with such conversion.

Section 7.8         Payments, Invoices and Notices Received by Seller and Buyer After the Closing. To the extent Seller or any of its Affiliates receive any payments (other than those payments received under this Agreement), invoices or notices from third Persons, relating to the Purchased Assets or Assumed Liabilities after the Closing Date, Seller will, and will cause its Affiliates to, promptly remit any such payments or deliver any such invoices or notices, to Buyer. To the extent that any such payments take the form of a negotiable instrument, Seller or an applicable Affiliate will endorse such negotiable instruments to the order of Buyer. To the extent Buyer receives any payments, invoices or notices from third Persons relating to the Retained Assets or Retained Liabilities after the Closing Date, Buyer will promptly remit any such payments or deliver any such invoices or notices, to Seller. To the extent that any such payments take the form of a negotiable instrument, Buyer will endorse such negotiable instruments to the order of Seller.

Section 7.9         Assignment of Contracts and Permits.

(a)        Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset and associated Assumed Liability or any claim, right, benefit, burden or cost arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer (i) would be prohibited by Law or (ii) is not permitted without the consent, approval or waiver of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of the Buyer or Seller thereunder unless and until such consent, approval or waiver is obtained or notice is provided. Prior to the Closing, Seller shall provide, or cause to be provided, all commercially reasonable assistance to Buyer (not including the payment of any consideration) reasonably requested by Buyer to secure any such Consents from third parties.

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(b)        If the Closing occurs and the circumstances described in the Section 7.9(a) exist, then Buyer and Seller agree to use their commercially reasonable efforts to obtain such Consent and, for the avoidance of doubt, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. To the extent any such required Consent is not so obtained, Buyer and Seller agree to use their commercially reasonable efforts to provide Buyer all of the practical economic claims, rights and benefits arising under such Purchased Asset (whether by subcontracting or otherwise) and Buyer agrees to satisfy all Assumed Liabilities arising from such Purchased Asset, so that, in any case, Buyer shall be solely responsible for such Assumed Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration for any such Consent. Buyer will bear any related economic burden resulting from the implementation of any such alternative arrangements pursuant to this Section 7.9(b). To the extent permitted by applicable Law, Seller shall (and shall cause its Affiliates to) exercise, enforce and exploit, only at the direction and cost of and for the benefit of Buyer any and all claims, rights and benefits associated with such Purchased Asset. Once the Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Purchased Asset to Buyer, and Buyer shall assume the obligations (solely to the extent they constitute Assumed Liabilities) under such Purchased Asset assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose document of transfer.

Section 7.10       Commingled Contracts. Promptly after the date hereof, unless otherwise requested by Buyer with respect to any Commingled Contract, each of Seller and Buyer shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to (i) cause the counterparty to each Commingled Contract to enter into a new contract with Buyer or its designee, on terms substantially similar to those contained in such Commingled Contract, including with respect to pricing, in order for the Business to receive the applicable benefits under such Commingled Contract (each such new contract, a “New Contract”), or (ii) if practicable, assign to Buyer or its designee the benefits and obligations under such Commingled Contract as they relate to the Business. If the parties hereto are not able to obtain a New Contract with a counterparty to any such Commingled Contract or assign such Commingled Contract prior to the Closing, then (x) Seller, Buyer and their respective Affiliates shall continue, for a period of twelve (12) months following the Closing, to use commercially reasonable efforts to cause such counterparty to enter into a New Contract or assign to Buyer or its designee the benefits and obligations under such Commingled Contract as they relate to the Business, and (y) until such time as a New Contract is executed or a Commingled Contract is so assigned, Seller and Buyer shall use and shall cause their respective Affiliates to use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to Buyer and Seller under which the Business would, in compliance with applicable Law, obtain the benefits associated with the applicable Commingled Contract as they relate to the Business for the term of such Commingled Contract after the Closing. Buyer will bear any related economic burden resulting from the implementation of any such alternative arrangements pursuant to this Section 7.10. To the extent permitted by applicable Law, Seller shall (and shall cause its Affiliates to) exercise, enforce and exploit, only at the direction and cost of and for the benefit of Buyer any and all claims, rights and benefits as they relate to the Business with respect to the Commingled Contracts that have not yet been assigned or replaced with a New Contract.

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Section 7.11       Tax Cooperation. Buyer and Seller agree to retain and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such working papers and information relating to the Purchased Assets, Assumed Liabilities and the Business and to provide such assistance as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return at the cost of the requesting party. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.11 at the cost of the requesting party.

Section 7.12       Payment of Certain Taxes; Prorations. Seller agrees to timely pay all real and personal property Taxes and all water, gas, electricity and other utilities, local business or other license fees and other similar periodic charges payable in respect of the Purchased Assets for the period prior to and including the Closing Date and Buyer agrees to timely pay such amounts on all Purchased Assets payable in respect of the period thereafter. The parties agree to prorate all real and personal property Taxes on the Closing Date based on the number of days in the period and in accordance with the most recent tax bill and all such prorations shall be final. To the extent practicable, utility meter readings for the Real Property shall be determined as of the Closing Date. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred as a result of the sale of the Purchased Assets and assumption of the Assumed Liabilities in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax, but excluding GST/HST, QST or PST) (collectively, “Transfer Taxes”) shall be borne by equally by Buyer and Seller. The parties shall cooperate in good faith to pay such Transfer Taxes and fees when due and timely file any Tax Return or other document with respect to such Transfer Taxes (“Transfer Tax Returns”) or fees, provided that Buyer shall file any such Transfer Tax Returns unless such Transfer Tax Returns must be filed by Seller under applicable Law. A party’s preparation of any such Transfer Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 7.13       Representation and Warranty Insurance Policy. Buyer has obtained and bound a Representation and Warranty Insurance Policy. Buyer shall not amend the subrogation or third party beneficiary provisions contained in the Representation and Warranty Insurance Policy without the prior written consent of Seller; provided, that, in all events, the Representation and Warranty Insurance Policy shall provide that (a) except in the case of Fraud the insurer shall have no, and shall waive and not pursue any and all subrogation rights against Seller and its Affiliates; and (b) Seller and its Affiliates are third party beneficiaries of such waiver. Buyer shall pay or cause to be paid all costs and expenses related to the Representation and Warranty Insurance Policy, including the premium, underwriting fees, and surplus lines Taxes related to such policy.

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Section 7.14          Tax Elections.

(a)           If applicable, Seller and Foreign Buyer may, on Closing, jointly elect under one or more elections pursuant to subsection 167(1) of GST/HST Act and/or section 75 of the QST Act ( “GST/HST Election” or “QST Election”, as the case may be), that no GST/HST or QST be payable with respect to the purchase and sale of all or some of the Foreign Purchased Assets under this Agreement. Seller and Foreign Buyer shall make such election(s) in prescribed form containing prescribed information and Foreign Buyer shall, on a timely basis, file such election(s) in compliance with the requirements of the applicable Law. Notwithstanding any other provision of this Agreement, in the event that a GST/HST Election or QST Election does not apply in respect of the sale of the Foreign Purchased Assets, Foreign Buyer shall pay to Seller at the time such GST/HST and/or QST becomes payable an amount in cash equal to the amount GST/HST and/or QST collectable by Seller in connection with the sale and the transfer of such Foreign Purchased Assets. If necessary, Seller shall ensure that it is registered for QST for the purposes of collecting and remitting the aforementioned QST amounts.

(b)           At the Foreign Buyer’s request, the Seller shall jointly with the Foreign Buyer execute and file an election pursuant to subsection 20(24) of the Income Tax Act (Canada) (and corresponding provisions of any applicable provincial legislation), in the manner and within the time prescribed by applicable Law.

(c)           Seller, and the Foreign Buyer agree that no amount of the Purchase Price attributable to the Foreign Purchased Assets is or will be allocated to or paid in respect of restrictive covenants under this Agreement.

Section 7.15          Exclusivity. During the Pre-Closing Period, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their officers, directors, employees, agents or representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their officers, directors, employees, agents or representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. If Seller receives an Acquisition Proposal during the Pre-Closing Period and such Acquisition Proposal permits disclosure to third parties, Seller will promptly inform Buyer as the receipt of such Acquisition Proposal.

ARTICLE VIII
INDEMNIFICATION

Section 8.1            Survival. None of the representations, warranties, covenants, or agreements contained in this Agreement or in any certificate delivered at the Closing (other than the Fundamental Representations) shall survive the Closing, such that no claim for breach of, inaccuracy in, or nonperformance or nonfulfillment of any such representation (other than the Fundamental Representations), warranty, covenant or agreement may be brought after the Closing with respect thereto against any party, and there will be no Liability in respect thereof, whether such Liability has accrued prior to or after the Closing, on the part of any party; provided, however, the covenants contained in this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing shall survive until fully performed in accordance with their respective terms (it being understood that any claims for breaches of such covenants may be made at any time prior to the expiration of the applicable statute of limitations). The Fundamental Representations will survive for the longer of (a) the applicable statute of limitations and (b) six (6) years following the Closing Date, in each case, after which all causes of action and Liability with respect to such Fundamental Representations shall terminate and be of no further force and effect. Notwithstanding the foregoing, any claims asserted in writing by notice of a claim hereunder and seeking to be indemnified within the periods set forth in this Section 8.1 shall survive until such claim is finally and fully resolved.

Section 8.2            Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates and its and their respective directors, officers, employees, advisors, owners, equityholders, agents and Representatives (the “Buyer Indemnitees”) against and from any and all Losses which any Buyer Indemnitee may incur or suffer that arise out of or result from (i) any breach of or inaccuracy in any Seller Fundamental Representation, (ii) any nonperformance, nonfulfillment or breach of any covenant, obligation or agreement by Seller or its Affiliates contained in this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing, (iii) the Retained Liabilities, and (iv) Seller’s Fraud. Any breach or inaccuracy of the Seller’s representations and warranties herein and the calculation of Losses related thereto, shall be determined without regard to any qualification contained therein relating to “Material Adverse Effect” or materiality or any other similar qualifiers.

Section 8.3            Indemnification by Buyer. From and after the Closing, U.S. Buyer and Foreign Buyer shall severally but not jointly, indemnify and hold harmless Seller and its Affiliates and its and their respective directors, officers, employees, advisors, owners, equityholders, agents and Representatives (the “Seller Indemnitees”) against and from any and all Losses which any Seller Indemnitee may incur or suffer that arise out of or result from (i) any breach of or inaccuracy in any Buyer Fundamental Representation; provided that any such breach or inaccuracy, and the calculation of Losses related thereto, shall be determined without regard to any qualification contained therein relating to “Material Adverse Effect” or materiality or any other similar qualifiers, (ii) any nonperformance, nonfulfillment or breach of any covenant, obligation or agreement by Buyer or its Affiliates contained in this Agreement that by their terms apply or are to be performed in whole or in part at or after the Closing, (iii) the Assumed Liabilities, and (iv) Buyer’s Fraud.

Section 8.4            Claims. Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under ARTICLE VIII (the “Indemnified Party”) shall give prompt written notice (a “Claim Notice”) to the other party (the “Indemnifying Party”) of each matter, Action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (each a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the estimated amount of Losses and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is actually and materially adversely prejudiced by such failure.

Section 8.5            Defense of Actions.

(a)           Third Party Claims. Other than with respect to (x) any Claim for which a Buyer Indemnitee seeks recovery under the Representation and Warranty Insurance Policy (a “R&W Proceeding”), which for the avoidance of doubt, for all purposes of this Agreement, and notwithstanding anything to the contrary herein or otherwise, Buyer or the R&W Carrier shall have the sole and absolute right to control (whether directly or indirectly), or (y) any Claim relating to a Retained Liability (a “Retained Liability Proceeding”), which for the avoidance of doubt, for all purposes of this Agreement, and notwithstanding anything to the contrary herein or otherwise, Seller shall have the sole and absolute right to control (whether directly or indirectly), the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any Action, suit, claim, demand or assessment by any third party with full authority to conduct such defense of the same and the Indemnified Party will reasonably cooperate in such defense at the expense of the Indemnifying Party; provided that (i) the Indemnifying Party assumes control of the applicable Claim in writing within twenty (20) Business Days of receipt of the applicable Claim Notice, uses counsel that is reasonably acceptable to the Indemnified Party, diligently prosecutes or defends such claim in a commercially reasonable manner and irrevocably agrees in writing that it is required to indemnify the Indemnified Party with respect to such Claim, (ii) such third party claim does not seek to impose any Liability on the Indemnified Party other than money Losses, (iii) such third party claim does not involve any criminal Liability or other sanctions or matters that would be reasonably expected to materially and adversely affect the Business, the Purchased Assets or the Real Estate Subsidiaries, individually or taken as a whole, (iv) such third party claim does not involve or is brought by a Governmental Authority (excluding any third party claim with respect to Taxes or brought by a Governmental Authority with respect to Taxes), Material Customer or Material Supplier, (v) a reasonable likelihood does not exist of a conflict of interest between the Indemnified Party and the Indemnifying Party or there are no legal defenses available to the Indemnified Party that are different from those available to the Indemnifying Party (each of clauses (ii-v), a “Control Event”); provided further that the Indemnifying Party will not, in defense of any such Claim, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement. After written notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof only (i) if incurred at the request of the Indemnifying Party, (ii) if in the reasonable opinion of counsel to the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of one such separate counsel of the Indemnified Party will be paid by the Indemnifying Party, (iii) the Indemnifying Party has failed to diligently pursue such defense or fails to prosecute such claim or (iv) during any period in which the Indemnifying Party could no longer control all or any portion of the defense thereof whether in connection with a Control Event or otherwise. As to those third-party Claims with respect to which the Indemnifying Party does not or cannot elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense (other than with respect to a R&W Proceeding), at the Indemnifying Party’s cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. In the event of a Retained Liability Proceeding, Seller as Indemnifying Party will not, in defense of any such Claim, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement that would result in any continuing Liability to Buyer or impose any injunctive relief against the Business or any of the Purchased Assets.

(b)           After any decision, judgment, award or other Order shall have been rendered by a Governmental Authority, or a settlement shall have been consummated (in accordance with this ARTICLE VIII), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing (to the extent not already advanced or reimbursed pursuant to this ARTICLE VIII) by the Indemnifying Party pursuant to this Agreement with respect to such matter. Upon the determination of liability, the appropriate party shall within ten (10) days of such determination, pay the amount of such claim.

Section 8.6            Limitation, Exclusivity.

(a)           No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the date set forth in Section 8.1 for such Claim. Should the Closing occur, except as set forth in Section 3.2, the remedies provided for in this ARTICLE VIII will be the sole and exclusive remedies of the parties and their Affiliates and each of their respective stockholders, equityholders, officers, directors, employees, Affiliates, agents, Representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty, covenant or obligation contained in this Agreement, in any Closing Certificate, the certificate delivered pursuant to Section 6.2(c)(iii) or the certificate delivered pursuant to Section 6.3(c)(iii); provided, however, that nothing in this Agreement is intended to (i) waive any claims for Fraud, (ii) limit any claims under the Representation and Warranty Insurance Policy or (iii) prohibit a party from commencing an action or proceeding for specific performance or injunction to which a party may be entitled (including any action to require a party hereto to consummate the transactions contemplated hereby).

(b)           To the extent a Claim is brought with respect to a Seller Fundamental Representation, Buyer agrees to first submit such Claim to the R&W Carrier for coverage under the terms and conditions of the Representation and Warranty Insurance Policy; provided that (i) Buyer shall only be required to (1) use commercially reasonable efforts to seek coverage under the Representations and Warranty Insurance Policy and (2) comply with the terms and conditions of the Representations and Warranty Insurance Policy; provided that any non-compliance with the preceding obligations that would not limit the Buyer’s recovery under the Representations and Warranty Insurance Policy in respect of such Claim would not be deemed a breach of this Section 8.6(b) and (ii) in no event will the Buyer be obligated to initiate litigation against the R&W Carrier in order to recover under the Representations and Warranty Insurance Policy. Subject to the foregoing sentence, to the extent a Claim with respect to a Seller Fundamental Representation is not paid (in whole or in part) under the Representations and Warranty Insurance Policy the Buyer may pursue the unpaid portion of such Claim against Seller in accordance with this ARTICLE VIII. Any Losses payable by Seller pursuant to the terms of this ARTICLE VIII associated with such Claim shall be reduced by any proceeds received under the Representation and Warranty Insurance Policy with respect to such Claim. Notwithstanding anything in this Agreement to the contrary, Buyer may submit a Claim for a breach of a Seller Fundamental Representation against Seller at any time (after first submitting such Claim under the Representation and Warranty Insurance Policy as set forth in this Section 8.6(b)) for the purpose of reserving its rights to bring such Claim prior to the expiration of the applicable survival period set forth in Section 8.1.

Section 8.7            Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Tax Law.

Section 8.8            Mitigation. Each party shall use commercially reasonable efforts to mitigate any claim or liability that such party asserts or could assert under this ARTICLE VIII upon becoming aware of any such claim or liability, including (x) by seeking full recovery under any title insurance policies covering the Owned Real Property or (y) as set forth in Section 8.6(b), in each of clause (x) and (y), solely with respect to a breach of a Seller Fundamental Representation; provided that no party shall be required to seek recovery under any other insurance policies or “pass-through” warranty coverage for any Losses to the same extent as they would if such Losses were not subject to indemnification under this Agreement. Other than with respect to the Representation and Warranty Insurance Policy (except as otherwise set forth in Section 8.6(b)), the amount of Losses otherwise recoverable hereunder shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by any Indemnified Party from any third party with respect thereto after reduction for the reasonable fees, expenses and costs (including any increases to insurance premiums, deductibles, co-pay amount s or similar costs) incurred to recover such amounts. If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant hereto and such Indemnified Party subsequently recovers from a third party by way of insurance (excluding the Representation and Warranty Insurance Policy, other than as expressly set forth in Section 8.6(b)) or otherwise such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall cause an Affiliate to) repay to the Indemnifying Party or Indemnifying Parties an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by the Indemnifying Party to the Indemnified Party pursuant to this ARTICLE VIII).

Section 8.9            R&W Policy. Notwithstanding anything to the contrary, nothing in this Agreement shall limit, restrict or otherwise impair the terms, conditions and coverage provided under the Representation and Warranty Insurance Policy nor shall the terms of this Agreement limit a Buyer Indemnitees’ right to receive payment, make a claim or otherwise seek coverage under the Representation and Warranty Insurance Policy; and for the avoidance of doubt, no indemnification payment payable hereunder shall be conditioned, withheld or delayed as a result of any Buyer Indemnitee not having sought (other than with respect to Claims for a breach of a Seller Fundamental Representation, which shall be pursued in accordance with Section 8.6(b)), realized or received any insurance proceeds.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1           Notices. All notices and other communications provided for herein or given hereunder shall be in writing and shall be deemed given and received if delivered personally on the date delivered, if sent by overnight courier, on the date following deposit with the overnight courier or if sent via electronic mail with confirmed receipt, on the date sent via electronic mail, as applicable, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Seller, to:

c/o The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attn: General Counsel

Email: jeannette.knudsen@jmsmucker.com

with copies to (which shall not constitute notice to Seller):

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114-2578

Attn: Michael F. Marhofer

Email: mmarhofer@beneschlaw.com

(b)	If to Buyer, to

B&G Foods North America, Inc.

Four Gatehall Drive

Parsippany, NJ 07054

Attention:      General Counsel

email:      corporatesecretary@bgfoods.com

with a copy to (which shall not constitute notice to Buyer):

Dechert LLP
Cira Center
2929 Arch Street
Philadelphia, PA 19104
Attention:      Stephen M. Leitzell, Esq.

email:      stephen.leitzell@dechert.com

Section 9.2           Amendment and Waiver. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

Section 9.3            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller and the respective successors and permitted assigns of Buyer and Seller.

Section 9.4            Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “hereof,” “herein,” or “hereby” shall refer to this entire Agreement (including the schedules and exhibits hereto). All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. References to Laws shall be deemed to mean and include such Laws as amended, modified or supplemented through the date of this Agreement or the Closing Date, as applicable. The word “will” will be construed to have the same meaning as the word “shall” and the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase not mean simply “if”. Unless the context indicates otherwise, the word “or” is not exclusive. References to a Person are also to its permitted successors and assigns. This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

Section 9.5            Time is of the Essence. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day which is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 9.6            Counterparts. This Agreement, the Transaction Documents and each other document delivered pursuant to this Agreement may be executed in counterparts, and delivered by electronic mail with scan or attachment signature, all of which when so executed and delivered shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all, of the parties. An electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

Section 9.7            Entire Agreement. This Agreement, the Transaction Documents, and the Schedules and Exhibits hereto and thereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

Section 9.8            Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any and all Actions brought, arising out of or based upon, in whole or in part, this Agreement shall be brought in the Court of Chancery of the State of Delaware, of, if the Court of Chancery of the State of Delaware is unavailable, any other court of the State of Delaware, or if such courts will not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof. The parties irrevocably submit to the jurisdiction of these courts and irrevocably waive, to the full extent permitted by applicable Law, any objection which they may have to the venue of any such dispute brought in such court or any other defense of inconvenient forum for the maintenance of such dispute. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no Representative, agent or attorney of any other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

Section 9.9            Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

Section 9.10          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party; provided that (i) Buyer may assign its right to purchase the Purchased Assets and delegate its obligations to assume the Assumed Liabilities hereunder in whole or in part to any of its Affiliates without the prior written consent of Seller, (ii) Seller may assign any of its rights or obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Buyer, and (iii) Buyer may assign its rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender providing financing in connection with the transactions contemplated by this Agreement without the prior written consent of the Seller; provided, that in each preceding instance Buyer or Seller as assignor, as applicable, will remain obligated to the other party pursuant to the terms hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

Section 9.11          Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees and Nonparty Affiliates who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement for purposes of ARTICLE VIII and Section 9.17, as applicable.

Section 9.12          Schedules; Exhibits. The Disclosure Schedules and Exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in such other sections of the Disclosure Schedules and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Section of the Disclosure Schedules and such other representations and warranties. The Disclosure Schedules may include items and information that are not “material” relative to the entire Business, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Schedules and Exhibits.

Section 9.13          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.14          Bulk Sale Laws. Buyer hereby waives compliance by Seller and its Affiliates with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Purchased Assets; it being understood that any Liabilities arising out of the failure of Seller and its Affiliates to comply with the provisions of such Laws which would not otherwise constitute Assumed Liabilities shall be treated as Retained Liabilities.

Section 9.15          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided in this Agreement, Seller on the one hand, and Buyer, on the other hand, shall pay all fees, costs and expenses incurred by such party or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees, costs and expenses of its financial consultants, accountants and counsel.

Section 9.16          Non-Recourse. All claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation, warranty, covenant or agreement made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Seller and the Buyer (collectively, the “Contracting Parties”). Except as set forth in any Contract currently in effect between a Contracting Party and a Nonparty Affiliate, no Person who is not a Contracting Party, including any current, former or future representative or Affiliate of Seller or Buyer or any current, former or future representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party (and in the case of each of Seller and Buyer, on behalf of itself and any of its subsidiaries and Affiliates, and their respective directors, officers, employees, agents, advisors and Representatives) hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party and in the case of each of Seller and Buyer, on behalf of itself and any of its subsidiaries and Affiliates, and their respective directors, officers, employees, agents, advisors and Representatives, hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party (and in the case of each of Seller and Buyer, on behalf of itself and any of its subsidiaries and Affiliates, and their respective directors, officers, employees, agents, advisors and representatives) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation, warranty, covenant or agreement made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.16 shall limit the ability of a party to bring a claim for Fraud against another party.

Section 9.17          Release. Effective as of the Closing (but only if the Closing actually occurs), except for (i) any rights or obligations under this Agreement, the other Transaction Documents, or any other Contract currently in effect entered into by any Releasing Party with any Released Party in connection with its, his, or her entry into this Agreement and the transactions contemplated hereby and thereby, including, for the avoidance of doubt, any claims or rights relating to the Retained Assets or the Retained Liabilities, and (ii) any claims that cannot be released as a matter of Law, Seller, on behalf of itself and its Affiliates and its and their respective successor or assign (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its respective Affiliates (including the Real Estate Subsidiaries) and SOWC Sub, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, Representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all Actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Business, the Real Estate Subsidiaries, SOWC Sub, the Purchased Assets, the Assumed Liabilities or any actions taken or failed to be taken by any of the Released Parties in any capacity related to or affecting the Business, in each case occurring or arising prior to the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SELLER:

THE J. M. SMUCKER COMPANY

By:	/s/ Tina R. Floyd

Name:	Tina R. Floyd

Its: Senior Vice President and General Manager Consumer Foods

U.S. BUYER:

B&G FOODS NORTH AMERICA, INC.

By:	/s/ Scott E. Lerner

Name:	Scott E. Lerner

Its: Executive Vice President

FOREIGN BUYER:

B&G FOODS CANADA, ULC

By:	/s/ Scott E. Lerner

Name:	Scott E. Lerner

Its: Executive Vice President